AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED FEBRUARY 14, 2020

Sagoon, Inc.

1980 Teasel Ct.

Woodbridge, VA 22192

703-762-6560

www.Sagoon.com

Up to 333,333 Shares of Class C Common Stock at $30 per Share

Minimum Investment: 30 Shares ($900)

Maximum Offering: $10,000,000

See “Securities being offered” at page 29.

	Price to Public	Underwriting Discount and Commissions (1)		Proceeds to Company (2)
Per share	$30		N/A	$30.00
Maximum Offering	$10,000,000	$	N/A	$10,000,000

(1) The company does not intend to use commissioned sales agents or underwriters. In the event it uses commissioned sales agents or underwriters, it will file an amendment to this Offering Circular.

(2)  Does not reflect payment of expenses of this Offering, which are estimated to not exceed $250,000 and which include, among other things, professional fees and marketing expenses and state filing fees.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 8.

Sales of these securities will commence on approximately January [_], 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

This offering (the “Offering”) consists of Class C Common Stock. The Class C Common Stock has one-tenth of a vote per share, compared to one vote per share that applies to the Class A Common Stock, all of which is held by the company’s Chief Executive Officer, which means that the Chief Executive Officer currently holds over 99.9% of the voting power of the company’s equity. The Class C Common Stock is being offered on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. There are 333,333 shares being offered at a price of $30 per share with a minimum purchase of 30 shares per investor. The maximum aggregate amount of the shares offered is $10,000,000 (the “Maximum Offering”).

Provided that an investor purchases shares in the amount of the minimum investment (30 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The Offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date that is twelve months from the date of this Offering Statement being re-qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion, which may happen at any time. The company anticipates that it will hold its initial closing on some date after the date of qualification and will hold additional closings at various times thereafter in the company’s discretion.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS RE-QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

In this Offering Circular, the term “Sagoon,” “the company,” “we” or “us” refers to Sagoon, Inc. and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Sagoon Inc. (“Sagoon” or the “company”) is a Delaware corporation that operates www.Sagoon.com, a social commerce platform. The company believes that Sagoon enables users to make a true connection with others. The company intends to generate revenues from advertising and the sale of gift cards and coupons. The company intends that eventually it will be able to provide its user base the ability to monetize time spent on the website through a revenue-sharing model.

The Offering

Securities offered:	Up to 333,333 shares of Class C Common Stock ($10,000,000)

Minimum investment:	30 shares ($900)

Common Stock outstanding before the Offering[1]	352,020 shares of Class C Common Stock

Common Stock outstanding after the Offering1 2	685,353 shares of Class C Common Stock

Classes of Common Stock:	There are three classes of Common Stock authorized. Each share of Class A Common Stock has one vote. Class B Common Stock is non-voting. Each share of Class C Common Stock has 1/10 of a vote. The securities offered in this Offering are Class C Common Stock and have limited voting rights.

Use of proceeds:	The net proceeds of this Offering will be used as working capital to build and expand the company’s business. See “Use of Proceeds.”

1 Includes the following:

•	2,361,000 shares of Class A Common Stock held by founder and CEO Govinda Giri.

•	989,800 shares of Class B Common Stock issued to initial investors from a prior friends and family round.

•	8,501 shares of Class C Common Stock issued to investors in a prior private offering.

•	See “Securities being offered” for more information.

2 Assumes the sale of 333,333 shares.

The Company’s Business

Overview

Sagoon is a social commerce platform that helps people to build their social connection and to make their social connection more meaningful, productive and secure with its social path: CONNECT – SHARE – EARN.

Sagoon’s mission is to change the way people use and interact on social media today. Sagoon plans to be a pioneer in monetizing social media, enabling users to earn financial rewards while connecting with others and sharing personal experiences.

We call Sagoon a “social movement” – CONNECT – SHARE – EARN

CONNECT: Sagoon wants people to go beyond simply connecting and instead to build meaningful and productive relationships.

SHARE: Sagoon’s aim is to enrich the quality of interactions with friends and loved ones. Users can share knowledge and experience as a form of image, videos and texts.

EARN: Sagoon wants to share its earnings with its users. Users spending time with Sagoon should learn, enjoy, and eventually earn cash rewards.

We aim to be “Social Gifting” Company

We believe reinventing the concept of social gifting would improve the relationships of people.

While Sagoon has not yet generated any revenues and there can be no assurance that we will generate revenues in the future, Sagoon has been used by more than 3,000,000 people across the globe .. The largest number of our users is in India, followed by Nepal and the United States. We believe we will continue to gain more users internationally.

Supported by popular news and media in Nepal and India, we have received extensive media coverage. We currently have approximately 16 full-time employees based in the United States, India and Nepal. The company’s operations and finance are managed in the United States, technical development is done in India and marketing is carried out from Nepal.

The Problem

We have found most of today’s social networks are built around a time-consuming networking concept. We believe, this makes millions of lives unnecessarily complicated. All too often, we have seen our “friends” on social media appearing to enjoy an expensive and exciting lifestyle. In the end, this doesn’t usually provide a solution to our needs; instead, it creates envy and social isolation.

As a result, many people are searching for new ways to engage with real friends and create more meaningful relationships, while spending their time productively. Sagoon aims to change the way people use and interact on social media, with an online shopping and gifting feature.

Features include:

•	Story sharing

•	Mood Talk

•	Private Messaging

•	Scheduling

•	Social Shopping/Gifting

At present, Sagoon is used by people of all ages. The primary product allows for the building of social connections and the sharing of stories, both publicly and privately. Additionally, it provides for the organization of daily tasks and schedules and the ability to “chat” seamlessly through MoodTalk. The current features are available on Android iOS and Web.

Features Currently Available on the Android Platform:

My Day – this feature has a section that highlights your current location whenever you log into Sagoon; in addition, local time and weather reports help travelers to plan their day.

•	Share Schedule – a tool for scheduling meetings and creating timetables; this can be shared with co-workers and family members so that your spouse, for example, can know where you are without wasting time or money texting or phoning.

•	Share To-Do List – an online tool to help track your projects, tasks and chores – again this can be shared with partners, family members, etc.

•	Send Reminder – a useful online tool for those of us who tend to forget tasks or appointments.

Share Story– a messaging service with a 220-character limit. Users can post messages as ‘Open Secrets,” allowing all contacts to view, like or dislike, or post secretly with a private message that will vanish after it has been read.

MoodTalk – an online “chat” tool that helps you to communicate using “moods” (happy, sad, sick, awesome, etc.), letting your moods do the talking while you chat. Chats also vanish automatically after 24 hours.

Features Currently Available on the Android, iOS and Web Platform:

Sagoon Lite - Sagoon Lite is a simple way to capture and share world’s hidden stories.

People express FREELY by sharing their interests, experiences, knowledge and moments: what’s happening around you every day?

The Sagoon Lite app is small, so it saves data on your phone, loads swiftly and runs efficiently on all connections including 2G and 3G networks.

Social Smart Card

The Social Smart Card is a digital card for all the shopping and gifting needs of users. It will allow Sagoon users to earn money while shopping, redeeming coupons and gifting their loved ones.

Why We Believe Sagoon is a Game Changer

We believe that Sagoon’s platform will be a pioneer in its field with the innovative idea that users can make social connections while also sharing personal stories and earning money. Once users sign up, they will receive a “digital Smart Card” that allows users to redeem coupons, give gifts, and also earn financial rewards.

The Market

We are global. Our first target markets include the United States and South Asia. The United States and South Asia have 1.1 billion internet and social media users. India, by contrast, has up to 627 million internet and social media users.

The United States and India have a combined $300 billion gifting and advertising markets. During 2017 the United States generated $41 billion from ad revenue in the social network advertising space. By contrast, during 2016 $31 billion worth of digital coupons was sold in the U.S. and $14 billion was sold in India. The total digital gift card volume is projected to reach $750 billion in the U.S. by 2024 and $14 billion in India by 2024.

Technology

Sagoon’s technology eliminates many barriers that exist in traditional methods of computing and therefore makes its process faster and less expensive. Sagoon was developed based on the latest technology and plans to use semantic technology and Natural Language Process, Machine Learning, Artificial Intelligent and Blockchain methods in future. We believe utilizing the aforementioned technology will result in significant savings in energy costs and data security.

Key People

Govinda Giri, founder of Sagoon, has more than 15 years of experience in Information Technology Enterprise Solutions, working with both the U.S. government and with private companies. Giri runs the company and as “chief architect” at Sagoon builds products and core technology.

Swati Dayal, co-founder, has more than eight years of experience working in the web and mobile space, and carries out the day-to-day work of Sagoon India, a private limited company wholly owned by Sagoon Inc.

In addition, Sagoon currently employs a key management team and approximately 16 full time employees, in India, US and Nepal. The management team continues to hire software developers and engineers and management to scale the business as needed.

Update Since the Regulation A Offering

In July 2017, the company commenced a Regulation A offering. The Regulation A offering consists of Class C Common Stock. The company sold a total of $4,587,133 in Class C Common Stock under the Regulation A offering, which closed in July 26, 2018.

In July 2018, we launched an offering under Regulation CF, which to date has raised gross proceeds of $202,469.

In May 2019, the company commenced a Regulation D offering. The Regulation D offering consists of Class C Common Stock, offered at $23 per share. As of November 26, 2019, the company sold a total of $240,065 in Class C Common Stock under the Regulation D offering.

Since the Regulation A offering, Sagoon has taken numerous steps to further its social media footprint. In January 2018, Sagoon launched Android App and in January 2019, Sagoon launched Sagoon Lite on iOS, Android and web desktop. In October, 2019, Sagoon launched “Social Smart Card. In addition, we continue to develop our platform to support our growing user base.

Marketing and Advertising

At this time, our marketing efforts are minimal due to budgetary constraints. Currently, we reach out to potential users through social media campaigns, published news articles and content marketing.

Sagoon intends to accept advertising by the end of 2020. We believe that this creates a spin cycle of positive outcomes: advertising attracts more users; an increased number of users attracts more advertising; and more advertising produces more revenue that is then shared by users.

Property

During December 2016, Sagoon entered into a non-cancelable operating lease agreement to lease office space in India. We received the first 3 months free, thus, accrued rent of $9,627 and $19,565 is recorded as of December 31, 2018 and 2017, respectively. An annual minimum payment of $89,108 was made for the year ended December 31, 2018. Future annual minimum payments for the non-cancellable lease include $81,363 for the year ended December 31, 2019.

Why Equity Crowdfunding?

The growth of Sagoon was fueled and funded by a group of believers mostly from the United States and Canada based Nepali and Indian communities through private placements and Regulation A offerings. Sagoon’s business model is to share its revenue with every individual user. Sagoon believes in empowering users by giving them an opportunity to earn money. The crowdfunding model is a perfect fit.

The launch of the JOBS Act and expansion of Regulation A makes it possible for Sagoon to raise capital from thousands of fans using an equity crowdfunding model. Through this Offering Circular, Sagoon is offering an investment opportunity to people around the world who love our products and believe in our vision, regardless of how wealthy they may be.

Selected Risks

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	The company has a limited operating history

•	The company has limited tangible assets and its continued operation requires funding

•	The company is dependent on its management, founders and sponsors to execute the business plan

•	The company faces significant competition

•	The company has incurred and intends to incur debt

•	The company faces development and business risks

•	The company relies on third-party developers for development of the company’s technology

•	Our ability to measure new and active users is limited

•	The company’s expenses could increase without a corresponding increase in revenues

•	We may be unable to maintain and enhance product image

•	If we are unable to protect effectively our intellectual property, we may not be able to operate our business, which would impair our ability to compete

•	We could suffer computer, website or information system breakdown

•	Changes in the economy could have a detrimental impact

•	We could experience regulatory and legal hurdles

•	The company may undertake additional equity or debt financing that may dilute the shares in this Offering

•	The company may not raise the maximum amount being offered

•	The company may not be able to obtain additional financing

•	The offering price has been arbitrarily determined

•	Our management has broad discretion in application of proceeds

•	There is no assurance the company will be able to pay distributions to shareholders

•	The company’s indebtedness could adversely affect its business and limit its ability to plan for or respond to changes in its business, and the company may be unable to generate sufficient cash flow to satisfy significant debt service obligations

•	We will be subject to Regulation A’s ongoing reporting requirements

•	There is no market for the company's shares of Class C Common Stock

•	Your economic interest in the company may be less than your ownership interest

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor

RISK FACTORS

The purchase of the company’s Class C Common Stock involves substantial risks. You should carefully consider the following risk factors, in addition to any other risks associated with this investment. The shares offered by the company constitute a highly speculative investment and you should be in an economic position to lose your entire investment. The risks listed do not necessarily comprise all those associated with an investment in the shares and are not set out in any particular order of priority.  Additional risks and uncertainties may also have an adverse effect on the company’s business and your investment in the shares.  An investment in the company may not be suitable for all recipients of this Offering Circular.  You are advised to consult an independent professional adviser or attorney who specializes in investments of this kind before making any decision to invest. You should consider carefully whether an investment in the company is suitable in the light of your personal circumstances and the financial resources available to you.

Risks Relating to the Company’s Business

The Company Has a Limited Operating History

The company has a limited operating history and there can be no assurance that the company's proposed plan of business can be developed in the manner contemplated.  If it cannot be, investors may lose all or a substantial part of their investment. The company’s present business and planned business are speculative, and in the earliest stages of development, and subject to numerous risks and uncertainties. The development of the company’s services has already encountered delays. There is no guarantee that the company will ever realize any significant operating revenues or that its operations ever will be profitable.  The audited financial statements of the company include a “going concern” paragraph that notes that there is substantial doubt about our ability to continue as a going concern.

The Company Has Limited Tangible Assets and Its Continued Operation Requires Funding

The company has limited tangible assets and its continued operation requires funding, even beyond the Maximum Offering amount. The company currently has only minimal assets and a significant portion of its funding will come from this Offering, which is unlikely to be enough to bring the company to profitable operations. Further fundraising is likely to be necessary in order to make the company’s business plan viable. Any such fundraising (whether by future offerings of equity or debt securities, or by borrowing money) may be on terms that are better than the terms offered to investors in this Offering.

The Company Is Dependent on Its Management, Founders and Sponsors to Execute the Business Plan

Sagoon is dependent on its management, founders and sponsors to execute the business plan. The success of the company will depend on its ability to compete for and retain additional qualified key personnel to enhance the growth.  The company's operations and viability will be also dependent on its management team including Govinda Giri, the company’s CEO. The company's business would be adversely affected if it were unable to recruit qualified personnel when necessary or if it were to lose the services of certain key personnel and it were unable to locate suitable replacements in a timely manner. Finding and hiring such replacements, if any, could be costly and might require the company to grant significant equity awards or incentive compensation, which could have a material adverse effect on the company’s financial results and on your investment. The loss, through untimely death, unwillingness to continue or otherwise, of any such persons could have a materially adverse effect on the company and its business.

The Company Faces Significant Competition

We will face significant competition in the United States, India, and in all countries and markets. The company will be in direct competition with both new companies and existing companies that provide similar services, some of which currently hold a dominant position in the market. Some or all of these companies will have far more financial resources, a more established track record and more experience in the business than the company and there can be no assurance that we will be able to successfully compete.

The Company Has Incurred and Intends To Incur Debt

The company has incurred and intends to incur additional debt in connection with opening its business.  Complying with obligations under such indebtedness may have a material adverse effect on the company and on your investment, especially if we are obligated to repay debt when with funds that could be used building out our operations.

The Company Faces Development and Business Risks

We will be subject to the risks generally incident to the ownership and operation of a business engaged in the operation of online business, including without limitation, fluctuations in the cost of improving and changing technology, other materials and services and the availability of financing for the company’s activities, inability to timely deliver completed products or services to customers, risk of rejection of products or services from customers, possible theft of trade secrets and/or unauthorized use of the products or services, possible trademark or patent infringement claims, both as to liability and the cost of defense of the same, and loss of or inability to attract key personnel, general and local economic conditions, the supply and demand for products and services similar to those of the company, and laws, regulations and taxes, all of which are matters beyond the company’s control, may have a material adverse effect upon the value of the company and upon the ability of the company to operate profitably. There is no assurance that the company’s efforts to profitably operate and develop its business will be successful. Companies, particularly new ones, frequently fail. If that should occur, investors in the company stand to lose their entire investment.

The Company Relies on Third-Party Developers for Development of the Company’s Technology

The company’s technology development is provided by third-party contractors. We currently utilize the services of one contractor. Should this contractor not fulfil its obligations to Sagoon we may be required to find another contractor to pick up where our current contractor left off. In the belief of management, it would not be difficult to find a new contractor for technology development, however, our short term financial results could be negatively affected if we are required to change technology developers without sufficient notice.

Our Ability to Measure New and Active Users is Limited

We utilize third-party analytics tools to distinguish new users, first time users logging on to a Sagoon application, (the “New User(s)”) and active users, how much time a user spends on a Sagoon application, (the “Active User(s)”). These analytics tools may return inaccurate or limited information in the following circumstances: (1) recording bot and spam traffic; (2) accurately recording time on site; (3) user of browsers blocking cookies; and (4) not customized for Sagoon, limiting our ability to again additional insights into user needs, preferences, and interests.

The Company’s Expenses Could Increase Without a Corresponding Increase in Revenues

The company’s operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the company’s financial results and on your investment.  Factors which could increase operating and other expenses include, but are not limited to:

•	increases in the rate of inflation;

•	increases in taxes and other statutory charges;

•	changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies;

•	significant increases in insurance premiums;

•	increases in borrowing costs; and

•	unexpected increases in costs of supplies, goods, equipment or distribution.

We could also be affected by an increase in the cost of labor, utilities, internet and computer related expenses, and other expenses.  The company may not be able to increase its revenues to offset these increased costs without suffering reduced revenues and operating profit, and this could have an adverse effect on your investment.

We May Be Unable to Maintain and Enhance Product Image

It is important that the company maintains and enhances the image of its existing and new products. The image and reputation of the company’s products may be impacted for various reasons, many of which may be beyond the company’s control. Such concerns, even when unsubstantiated, could be harmful to the company’s image and the reputation of its products. The company may become subject to lawsuits from customers and demanding payments from the company. These claims may not be covered by whatever insurance policies the company has in place at the time. Any resulting litigation could be costly for the company, divert management attention, and could result in increased costs of doing business, or otherwise have a material adverse effect on the company’s business, results of operations, and financial condition. Any negative publicity generated as a result of customer complaints about the company’s products could damage the company’s reputation and diminish the value of the company’s brand, which could have a material adverse effect on the company’s business, results of operations, and financial condition, as well as your investment.

If We Are Unable To Protect Effectively Our Intellectual Property, We May Not Be Able To Operate Our Business, Which Would Impair Our Ability To Compete

With respect to intellectual property that the company owns or will own in the future, our success will depend on our ability to obtain and maintain meaningful intellectual property protection for any such intellectual property. The names and/or logos of company brands (whether owned by the company or licensed to us) may be challenged by holders of trademarks who file opposition notices, or otherwise contest, trademark applications by the company for its brands. Similarly, domains owned and used by the company may be challenged by others who contest the ability of the company to use the domain name or URL. Patents obtained by the company could be subject to challenge, and property that should be patented by the company but is not could lead to legal and financial issues that could have a material adverse effect on the company’s financial results as well as your investment.

We Could Suffer Computer, Website or Information System Breakdown

Computer, website and/or information system breakdowns as well as cyber security attacks could impair our ability to service our users, leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the company’s financial results as well as your investment.

Changes in the Economy Could Have a Detrimental Impact

Changes in the general economic climate could have a detrimental impact on consumer expenditure and therefore on the company’s revenue.  It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may decrease the disposable income that customers have available to spend and may adversely affect our users’ confidence and willingness to spend on gifting and shopping.  Any of such events or occurrences could have a material adverse effect on the company’s financial results and on your investment.

We May Experience Regulatory and Legal Hurdles

The operation of an international online social media and e-commerce business could be subject to regulatory and legal hurdles. Any unanticipated delay or unexpected costs in obtaining or renewing any licenses, dealing with regulator issues or unanticipated hurdles which have to be overcome or expenses which have to be paid, could result in a material adverse effect on the company’s business plan and financial results and on your investment.

The Company’s Consolidated Financial Statements Include a Going Concern Opinion

The company’s consolidated financial statements were prepared on a “going concern” basis. Certain matters, as described below and in Note 2 to the accompanying financial statements indicate there may be substantial doubt about the company's ability to continue as a going concern. The company has not generated profits since inception, has sustained net losses of $533,657 and $1,228,842 for the six months ended June 30, 2019 and 2018, respectively, and has an accumulated deficit of $9,062,515 as of June 30, 2019. The company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $983,612 as of June 30, 2019.

Risks Relating to This Offering and to Ownership of the Shares

The Offering Price Has Been Arbitrarily Determined

The offering price of the shares has been arbitrarily established by the company based upon its present and anticipated financing needs and bears no relationship to the company's present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the shares may not be indicative of the value of the shares or the company, now or in the future. One metric considered by management is the number of users of the company’s services, which has increased by approximately 400% between 2016 and 2019. Not all investors may place similar value on the growth in users and investors may not be able to find purchasers of their shares at the same price if they decide to sell their shares.

The Company May Undertake Additional Equity or Debt Financing That May Dilute the Shares Being Offered

The company may undertake further equity or debt financing utilizing other exemptions from the Securities Act of 1933, which may be dilutive to existing shareholders, including investors in this Offering, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of shares subscribed for under this Offering.

The Company May Not Raise the Maximum Amount Being Offered

There is no assurance that the company will sell enough shares to meet its capital needs. If you purchase shares in this Offering, you will do so without any assurance that the company will raise enough money to satisfy the full use of proceeds the company has outlined in this Offering Memorandum or to meet the company’s working capital needs.

The Company May Not Be Able To Obtain Additional Financing.

Even if the company is successful in selling the maximum number of shares in the Offering, the company may require additional funds to continue and grow its business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy, which could seriously harm our business, financial condition and results of operations.  If the company needs additional funds, we may seek to obtain them primarily through additional equity or debt financings, including additional Regulation D offerings.  Those additional financings could result in dilution to the company’s current shareholders, including investors in this Offering.  A portion of our notes payable are currently in default and payable upon demand. This default may affect our ability to obtain additional financing.

Our Management Has Broad Discretion in the Application of Proceeds

The management of the company has broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address changed circumstances and opportunities. As a result, the success of the company will be substantially dependent upon the discretion and judgment of the management of the company with respect to the application and allocation of the net proceeds hereof.  Investors who purchase the shares of Class C Common Stock will have limited voting rights on this and other company matters. Shares of Class C Common Stock have limited voting rights equal to one-tenth (1/10) of one vote per share

There Is No Assurance the Company Will Be Able To Pay Distributions To Shareholders

While the company may pay distributions at some point in the future to its shareholders when and if the company is profitable, there can be no assurance that cash flow and profits will allow such distributions to ever be made. To date, the company has not made any distributions to shareholders.

The Company’s Indebtedness Could Adversely Affect Its Business And Limit Its Ability To Plan For Or Respond To Changes In Its Business, And The Company May Be Unable To Generate Sufficient Cash Flow To Satisfy Significant Debt Service Obligations.

We may incur long-term debt and/or short-term debt in the future, and the future indebtedness could have important consequences, including the following:

•	increasing the company’s vulnerability to general adverse economic and industry conditions;

•	reducing the availability of the company’s cash flow for other purposes;

•	limiting the company’s flexibility in planning for, or reacting to, changes in the company’s business and the industry in which it operates, which would place the company at a competitive disadvantage compared to its competitors that may have less debt;

•	limiting, by the financial and other restrictive covenants in the company’s debt agreements, the company’s ability to borrow additional funds; and

•	having a material adverse effect on the company’s business if it fails to comply with the covenants in its debt agreements, because such failure could result in an event of default that, if not cured or waived, could result in all or a substantial amount of the company’s indebtedness becoming immediately due and payable.

The company’s ability to repay any future indebtedness will depend on the company’s ability to generate cash, whether through cash from operations or cash raised through the issuance of additional equity or debt-based securities. To a certain extent, the company’s ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond its control. If the company’s business does not generate sufficient cash flow from operations or if future financings are not available to it in amounts sufficient to enable the company to fund its liquidity needs, the company’s financial condition and operating results may be adversely affected. If the company cannot meet its scheduled principal and interest payments on any debt obligations in the future, the company may need to refinance all or a portion of its indebtedness on or before maturity, sell assets, delay capital expenditures, cease operations or seek additional equity.

There is No Market for the Company's Shares of Class C Common Stock

The company has not registered, is not under any obligation to register, and does not presently intend to register the shares of Class C Common Stock with any regulatory authorities at any time in the future. The shares are illiquid and may not be easily resold or pledged. No market currently exists for the Class C Common Stock, and you should not expect such market will exist at any time in the future. You probably will not be able to liquidate this investment in the event of an emergency or for any other reason. The shares of Class C Common Stock should be considered a long-term investment.

Your Economic Interest In The Company May Be Less Than Your Ownership Interest

You will be acquiring a minority interest in the company, will have limited voting rights and will have little to no effective control over, or input into, the management or decisions of the company. Subscribers to this Offering may have an economic interest in the company that is less than the percentage of shares of Class C Common Stock they own compared to the overall shares of the company.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement and not arising under the federal securities laws in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

DILUTION

The term “dilution” means the reduction of any one share as a percentage of the aggregate shares outstanding. If all of the shares in this Offering are fully subscribed and sold, the Shares offered herein will constitute approximately 6.5% of the total shares of the company. The company anticipates that subsequent to this Offering the company may require additional capital and such capital may take the form of other stock or securities or debt convertible into stock. Such future fund raising will further dilute the percentage ownership of the shares sold herein in the company.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. If you invest in our Class C Common Stock, your interest will be diluted immediately to the extent of the difference between the offering price per share of our Class C Common Stock and the pro forma net tangible book value per share of our Class C Common Stock after this Offering.

As of December 31, 2018, the net tangible book value of the company was ($707,483).  Based on the number of shares of Common Stock issued and outstanding as of that date (3,695,211 shares) that equates to a net tangible book value of approximately ($0.19) per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ deficit adjusted for the accumulated deficit, divided by the total number of shares of Common Stock outstanding. Without giving effect to any changes in such net tangible book value after December 31, 2018, other than to give effect to the sale of 333,333 shares of Class C Common Stock being offered by the company in this Offering for the subscription amount of $10,000,000, the pro forma net tangible book value, assuming full subscription, would be $9,042,517.  Based on the total number of shares of Class C Common Stock that would be outstanding assuming full subscription, that equates to approximately $2.25 of tangible net book value per share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Class C Common Stock owned by our current stockholders will have immediately increased by approximately $2.44 without any additional investment on their behalf and the net tangible book value per Share for new investors will be immediately diluted by $27.75 per share. These calculations do not include the costs of the Offering, and such expenses will cause further dilution.

The following table illustrates this per share dilution:

Offering price per Share *	$30.00

Net Tangible Book Value before Offering	$(707,483)

Net Tangible Book Value per Share before Offering (based on 3,695,211 shares)*	$(0.19)

Increase in Net Tangible Book Value per Share Attributable to Shares Offered in Offering (based on 333,333 shares)	$2.44 **

Net Tangible Book Value per Share after Offering (based on 4,028,544 shares)	$2.25

Dilution of Net Tangible Book Value per Share to Purchasers in this Offering	$27.75

*	Does not include 10,437 shares of Class C Common Stock issued at a price of $23 per share sold during 2019.
**	Before deduction of Offering expenses.

The foregoing table does not reflect the conversion, subsequent to December 31, 2018, of Convertible Notes issued in a private placement, or the exercise of options for Common Stock granted pursuant to loan agreements, which options are exercisable at a discount which would have a further dilutive effect. See Note 4 to the company’s financial statements and “Interest of Management and Others in Certain Transactions.”

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

The company is offering a maximum of 333,333 shares of our Class C Common Stock as described in this Offering Circular with no minimum required (other than the per investor minimum of $900 but subject to the maximum offering amount of $10,000,000) in a “best efforts” offering. None of the Class C Common Stock being sold in this Offering are being sold by present security holders.

The company intends to market the shares in this Offering both through online and offline means, and intends to rely on the exemption from broker-dealer registration contained in Exchange Act Rule 3a4-1. The company is initially offering its securities in all states other than Arizona and North Dakota. Offers and sales to certain states will not begin until the company has made the appropriate filings to become an “issuer-dealer”, or to record company officers as agents, in which case it will start to sell in those states. In the event the company makes arrangements with a broker-dealer (including an affiliated broker-dealer) to sell into these or other states, it will file a Supplement to this Offering Circular.

Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on our website and on online investment platform.

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

We will pay FundAmerica LLC escrow fees of the following:

•	$500 account set up fee.

•	$25 per month escrow account fee.

•	Processing fees for fund transfers and accounting, including:

o	Funds transfer fees: $1.00 per ACH transfer, $15 per domestic wire transfer, $35 per international wire transfer,

o	$10 per check, and other banking and vendor fees as appropriate for funds processing, and

o	$5 per investment as a one-time accounting and ledgering fee upon receipt of funds.

•	Custodial fees

o	Funds management fees of 50 basis points on issuers (not investors) funds.

•	AML Compliance fees

o	$2 per United States individual,

o	$25 per entity United States,

o	$5 per United Kingdom and Canadian individual,

o	$60 per global individual, and

o	$75 per entity global.

We will also pay fees related to our use of FundAmerica’s technology and services in conducting this offering online. Fees include the following:

•	$500 per month account fee,

•	$750 per transaction API license fee,

•	an Invest Now license fee of $35 per transaction of $500 or more,

•	anti-money laundering check fees of $2 per domestic investor, $5 per UK investor, and $60 per non-US/non-UK investor, and

•	$45 for each bad actor check per entity and each associated person and collectively with the aforementioned bullet points.

We are further engaging Computershare Trust Company, N.A. as our SEC registered transfer agent and will be subject to its standard fee schedule. Collectively the escrow, technology and transfer agent fees are referred to herein as the “Administration Fees”.

All subscribers will be instructed by the company or its agents to transfer funds by credit card, debit card, wire or ACH transfer or other electronic funds transfer method approved by the escrow agent directly to the escrow account established for this Offering or deliver checks made payable to “PrimeTrust, as Agent to Sagoon Inc. Escrow Account” which PrimeTrust will deposit into such escrow account no later than noon the next business day after receipt. The company may terminate the Offering at any time for any reason at its sole discretion.

There are no plans to return funds to subscribers if all of the securities to be offered are not sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to break escrow and distribute funds to the company. There will be no material delay in the payment of the proceeds of the Offering by the escrow agent to the company.

The Offering will terminate at the earlier of (1) the date at which the Maximum Offering amount has been sold, (2) the date that is twelve months from the date of this Offering Statement being re-qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion, which may happen at any time (the “Offering Termination Date”).

Registrar and Transfer Agent, Book-Entry Only

We have engaged Computershare Trust Company, N.A. as our SEC registered transfer agent (the “Transfer Agent”) and will be subject to the agreed upon fee schedule.

All Shares will be issued to investors in book-entry only format and will be represented by a stock transfer ledger, maintained by our Transfer Agent and registrar.

Investors in the Shares will not be entitled to have the stock certificates registered in their names, and will not receive or be entitled to receive physical delivery of the Shares in definitive form. Transfers of investors, common stock will be facilitated through the Transfer Agent. As a result, you will not be entitled to receive a stock certificate representing your interest in the Shares. Your ability to pledge Shares, and to take other actions, may be limited because you will not possess a physical certificate that represents your Shares. Investors will receive written confirmation from the Transfer Agent upon closing of their purchases. Transfers of the Shares will be recorded on the stock transfer ledger maintained by the Transfer Agent. We have no responsibility for any aspect of the actions of the Transfer Agent. In addition, we have no responsibility or liability for any aspect of the records kept by the Transfer Agent relating to, or payments made on account of investors in, the Shares, or for maintaining, supervising or reviewing any records relating to ownership of Shares. We also do not supervise the systems of the Transfer Agent.

Provisions of Note in Our Subscription Agreement

Our subscription agreement includes a forum selection provisions that requires any claim against the company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Delaware. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

USE OF PROCEEDS TO ISSUER

The maximum net proceeds from the sale of the shares in this Offering will be approximately $975,000. The net proceeds from this Offering will be used for general working capital after deducting offering expenses including legal and accounting costs, and other compliance and professional fees. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ from those expected by management.

Management of the company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the company intends to use the majority of the proceeds for general working capital. At present, management’s best estimate of the use of proceeds, at various funding milestones, is set out in the chart below. However, potential investors should note that this chart contains only the best estimates of management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the company at different times in the future, and the discretion of the company’s management.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the issuer. The officers and directors of the company may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

If we sell all of the shares being offered, our net proceeds will be approximately $975,000. We will use these net proceeds for:

•	User growth marketing in South Asia and the United States;

•	Improving features on “Social Smart Card”, and continue adding retail vendors as our partners;

•	Expanding our team by more than 50 engineers, growth hackers, adding office space in Washington DC and building a key management team;

•	Developing a banner advertisement system and sales channels for those advertisements;

•	Developing Artificial Intelligence (AI);

•	Refining the current product and adding new features.

As of the date of this Offering Document, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the factors described under the heading “Risk Factors” in this Offering Document. As a result, management will have broad discretion in its application of the net proceeds, and investors will be relying on our judgment in such application. More specific anticipated uses of funds depending on the amount of money raised are set out in the table below.

Total Raised in Offering	$5,000,000	$10,000,000
Salaries and Wages	$2,250,000	$4,500,000
Computers and Software	$100,000	$200,000
Research & Development	$140,000	$200,000
Marketing (Users Growth)	$625,000	$1,250,000
Office Expenses	$50,000	$200,000
Furniture & Fixtures	$110,000	$300,000
Server & Streaming Costs	$600,000	$900,000
Travel & Tradeshows	$50,000	$150,000
Utilities	$30,000	$50,000
Legal/Annual report	$160,000	$250,000
Operating Reserve	$535,000	$1,250,000
Offering Expenses[1]	$350,000	$750,000
TOTAL	$5,000,000	$10,000,000

(1)	Offering expenses include legal fees, accounting, advertising, travel and marketing.

Because the offering is a “best efforts” offering with no minimum offering amount other than the minimum denomination amount of $900, the company may close the offering without sufficient funds for all the intended purposes set out above, and may not even cover the expenses of the offering. In that event it will look to other sources of funds, including loans from its officers to fund its operations, although there can be no assurance that such funds will be available.

The company reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the company and the discretion of the company’s management. The company may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

THE COMPANY’S BUSINESS

Sagoon Inc. was formed on December 29, 2006, as a Delaware Corporation, (however its operation started in January 2015). Sagoon Inc. also owns Sagoon India Private Limited, a 100% subsidiary company located in New Delhi, India and Sagoon Nepal Private Limited, a 100% subsidiary company located in Kathmandu, Nepal.

The name “Sagoon” is derived from Sanskrit and means “auspicious” or “ushering good results.”

Sagoon is a social commerce platform that helps people to build their social connection and to make their social connection more meaningful, productive and secure with its social path: CONNECT – SHARE – EARN.

Sagoon’s mission is to change the way people use and interact on social media today. Sagoon plans to be a pioneer in monetizing social media, enabling users to earn financial rewards while connecting with others and sharing personal experiences.

We call Sagoon a “social movement” – CONNECT – SHARE – EARN

CONNECT: Sagoon wants people to go beyond simply connecting and instead build meaningful and productive relationships.

SHARE: Sagoon’s aim is to enrich the quality of interactions with friends and loved ones. Users can share knowledge and experience in the form of images, videos and texts.

EARN: Sagoon wants to share its earnings with its users. Users spending time with Sagoon should learn, enjoy, and eventually earn cash rewards.

We aim to be “Social Gifting” Company

We believe reinventing the concept of social gifting would improve the relationships of people.

Supported by popular news and media in Nepal and India, we have received extensive media coverage. We currently have approximately 16 full-time and part-time employees based in the United States, India and Nepal. The company’s operations and finance are managed in the United States, technical development is done in India and marketing is carried out from Nepal.

While Sagoon has not yet generated any revenues and there can be no assurance that we will generate revenues in the future, Sagoon has been used by more than 3,000,000 people across the globe. The largest number of our users is in India, followed by Nepal and the United States. We believe we will continue to gain more users internationally. Below is a discussion regarding available platforms for a user to visit, third party analytic tools used during certain periods, and New User acquisitions.

User Information from inception thru December 31, 2017

•	Available platform(s) for users to visit:
o	Website availability for mobile web (browser based) and desktop users
•	Third-party tools used by the company to analyze user activity:
o	Google Analytics

Total New Users since inception increased from 634,681 in 2016 to 1,100,484 as of December 31, 2017. We believe that this was due to the Regulation A campaign that we launched. In addition, we ran a media campaign on Facebook, Google and news media advertisement to assist with raising funds.

User Information from December 31, 2017 to December 31, 2018

•	Available platform(s) for users to visit:
o	Website availability for mobile web and desktop users
o	Android app
•	Third-party tools used by the company to analyze user activity:
o	Google Analytics
o	CleverTap

Total New Users increased from 1,100,484 as of December 31, 2017 to 3,339,945 as of December 31, 2018. We believe that this was due to Android App launching in New Delhi in Jan 2018. Further, Indian and Nepali news media covered the company’s launch event.

In addition to New Users, Google Analytics and CleverTap was able to generate the following data re: user behavior:

•	Returning users, those users who had previously visited the company’s website and then launched the app once it was available (the “Returning Users”) was 1,867,466 users.
•	Total web app users, (i.e. those users that signed up to the site and used it) in 2018 were 371,995 users.

User Information from December 31, 2018 to December 31, 2019

•	Available platform(s) for users to visit:
o	Website availability for mobile web (www.m.sagoon.com) and desktop (www.sagoon.com) users
o	Android app
o	Sagoon Lite (available on Android and iOS as well)
•	Third-party tools used by the company to analyze user activity:
o	Google Analytics
o	CleverTap

Total New Users increased from 3,339,945 as of December 31, 2018 to 4,382,960 as of December 31, 2019. We believe that this was due to release of Sagoon Lite- a light-weight app for low internet connection including, 2G and 3G connection.

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The aforementioned figures are management’s best estimates based on data provided by third-party analytics tools the company subscribes to for monitoring app and website use. Via these third-party analytics we are able to distinguish New Users that visit the Sagoon website. Since inception and as of December 31, 2019 a total of 4,382,960 New Users have visited the site.

Although the third-party analytics tools can be helpful in providing data, we have encountered the following risks, limitations and challenges while using them:

•	Recording bot and spam traffic

o	Not every machine that loads our website is being operated by a person. There are many bots that are constantly crawling websites for various reasons.

•	Time on site/Active Users

o	“Time on site”/Active Users is a metric that is always under reported by third-party analytic tools. When a user loads a page, the exact time that page loads is sent back to the third-party servers. When the next page is loaded, that time is recorded. The servers then do quick math to determine how long the user was on the first page. It becomes problematic on the final page. The servers are unable to determine how long a user spends looking at the final page. Accordingly, we have not included a discussion re: Active Users because it believes the information it has on hand would be misleading.

•	Measuring all users

o	Third-party analytics generally work by loading a snippet of javascript code on each page of a website. When the page is loaded, the code sends a long string of data back to the servers to be processed. Not all browsers allow javascript code to run. On top of that, some servers use cookies to track information from a user’s browser. Cookies can be blocked by web browsers and ad blockers.

•	The need for customization

o	Due to our limited management team, we have not yet set up customization protocols. Customization would allow us to measure PDF downloads, video views, and form submissions thus allowing us to gain additional insights into users’ needs/preferences and interest.

The Problem

We have found most of today’s social networks are built around a time-consuming networking concept. We believe, this makes millions of lives unnecessarily complicated. All too often, we have seen our “friends” on social media appearing to enjoy an expensive and exciting lifestyle. In the end, this doesn’t usually provide a solution to our needs; instead, it creates envy and social isolation.

As a result, many people are searching for new ways to engage with real friends and create more meaningful relationships, while spending their time productively. Sagoon aims to change the way people use and interact on social media, with an online shopping and gifting feature.

Major features include:

•	Story sharing

•	Mood Talk

•	Private Messaging

•	Scheduling

•	Social Shopping/Gifting

At present, Sagoon is used by people of all ages. The primary product allows for the building of social connections and the sharing of stories, both publicly and privately. Additionally, it provides for the organization of daily tasks and schedules and the ability to “chat” seamlessly through MoodTalk.

Features Currently Available on the Android Platform:

My Day – this feature has a section that highlights your current location whenever you log into Sagoon; in addition, local time and weather reports help travelers to plan their day.

•	Share Schedule – a tool for scheduling meetings and creating timetables; this can be shared with co-workers and family members so that your spouse, for example, can know where you are without wasting time or money texting or phoning.

•	Share To-Do List – an online tool to help track your projects, tasks and chores – again this can be shared with partners, family members, etc.

•	Send Reminder – a useful online tool for those of us who tend to forget tasks or appointments.

Share Story– a messaging service with a 220-character limit. Users can post messages as ‘Open Secrets,” allowing all contacts to view, like or dislike, or post secretly with a private message that will vanish after it has been read.

MoodTalk – an online “chat” tool that helps you to communicate using “moods” (happy, sad, sick, awesome, etc.), letting your moods do the talking while you chat. Chats also vanish automatically after 24 hours.

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Features Currently Available on the Android, iOS and Web Platform:

Sagoon Lite - Sagoon Lite is a simple way to capture and share world’s hidden stories.

People express FREELY by sharing their interests, experiences, knowledge and moments: what’s happening around you every day?

The Sagoon Lite app is small, so it saves data on your phone, loads swiftly and runs efficiently on all connections including 2G and 3G networks.

Social Smart Card

The Social Smart Card is a digital card for all the shopping and gifting needs of users. It will allow Sagoon users to earn money while shopping, redeeming coupons and gifting their loved ones.

We aim to be “Social Gifting” Company

We believe reinventing the concept of social gifting would improve the relationships of people.

We believe socializing gifts further cements social connections and simultaneously sharing experiences and stories can earn money. Our “Social Smart Card” that allows users to redeem coupons, give gifts, and also earn financial rewards.

The Market

We are global. Our first target market is United States and South Asia. Collectively, the United States and South Asia have 1.1 billion social media and internet users. India, by contrast, has up to 627 million social media and internet users.

The United States and India have a combined $300 billion gifting and advertising markets. During 2017 the United States generated $41 billion from ad revenue in the social network advertising space. By contrast, during 2016 $31 billion worth of digital coupons was sold in the U.S. and $14 billion was sold in India. The total digital gift card volume is projected to reach $750 billion in the U.S. by 2024 and $14 billion in India by 2024.

Technology

Sagoon’s technology eliminates many barriers that exist in traditional methods of computing and therefore makes its process faster and less expensive. Sagoon was developed based on the latest technology and plans to use semantic technology and Natural Language Process, Machine Learning, Artificial Intelligent and Blockchain methods in future. We believe utilizing the aforementioned technology will result in significant savings in energy costs and data security.

Key People

Govinda Giri, founder of Sagoon, has more than 15 years of experience in Information Technology Enterprise Solutions, working with both the U.S. government and with private companies. Giri runs the company and as “chief architect” at Sagoon builds products and core technology.

Swati Dayal, co-founder, has more than eight years of experience working in the web and mobile space, and carries out the day-to-day work of Sagoon India, a private limited company wholly owned by Sagoon Inc.

In addition, Sagoon currently employs a key management team and approximately 16 full time employees, in India, US and Nepal. The management team continues to hire software developers and engineers and management to scale the business as needed.

Update Since the Regulation A Offering

In July 2017, the company commenced a Regulation A offering. The Regulation A offering consists of Class C Common Stock. The company sold a total of $4,587,133 in Class C Common Stock under the Regulation A offering, which closed in July 26, 2018.

In July 2018, we launched an offering under Regulation CF, which to date has raised gross proceeds of $202,469.

In May 2019, the company commenced a Regulation D offering. The Regulation D offering consists of Class C Common Stock, offered at $23 per share. As of November 26, 2019, the company sold a total of $240,065 in Class C Common Stock under the Regulation D offering.

Since the Regulation A offering, Sagoon has taken numerous steps to further its social media footprint. In January 2018, Sagoon launched Android App and in January 2019, Sagoon launched Sagoon Lite on iOS, Android and web desktop. In October, 2019, Sagoon launched “Social Smart Card. In addition, we continue to develop our platform to support our growing user base.

Marketing and Advertising

At this time, our marketing efforts are minimal due to budgetary constraints. Currently, we reach out to potential users through social media campaigns, published news articles and content marketing.

Sagoon intends to accept advertising by the end of 2020. We believe that this creates a spin cycle of positive outcomes: advertising attracts more users; an increased number of users attracts more advertising; and more advertising produces more revenue that is then shared by users.

Property

During December 2016, Sagoon entered into a non-cancelable operating lease agreement to lease office space in India. We received the first 3 months free, thus, accrued rent of $9,627 and $19,565 is recorded as of December 31, 2018 and 2017, respectively. An annual minimum payment of $89,108 was made for the year ended December 31, 2018. Future annual minimum payments for the non-cancellable lease include $81,363 for the year ended December 31, 2019.

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Why Equity Crowdfunding?

The growth of Sagoon was fueled and funded by a group of believers mostly from the United States and Canada based Nepali and Indian communities through private placements and Regulation A offerings. Sagoon’s business model is to share its revenue with every individual user. Sagoon believe to empower users by giving them an opportunity to earn money. The crowdfunding model is a perfect fit.

The launch of the JOBS Act and expansion of Regulation A makes it possible for us to raise capital from thousands of fans using an equity crowdfunding model. Through this Offering Circular, Sagoon is offering an investment opportunity to people around the world who love our products and believe in our vision, regardless of how wealthy they may be.

Our Competitors

Our direct and indirect competitors are social media networks who offer photo-sharing features like Snapchat, Instagram and Facebook and e-commerce businesses who offer digital gift cards and coupons like Wrapp and Giftly. However, no other online social network easily combines, in one place, the ability for users to share revenue, shop, gift, schedule events, and socialize.

Litigation

The company has no litigation pending and the management team is not aware of any pending or threatened legal action relating to the company business, intellectual property, conduct or other business issues.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Sagoon Inc. was formed December 29, 2006, as a Delaware Corporation, for the general purpose of owning and operating the Sagoon website, however, its operation started in January 2015. Sagoon has not generated any revenues.

The consolidated financial statements included in this filing as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 are unaudited, and may not include year-end adjustments necessary to make those consolidated financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim consolidated statements of operations not misleading have been included.

Years Ended December 31, 2018 and 2017, and the Six-Month Periods Ended June 30, 2019 and 2018

Results of Operations

The company has never realized net profits and has been operating at a net loss since inception.

Revenue: For the years ended December 31, 2018 and 2017 we generated no revenue. Our net revenues for the six months ended June 30, 2019 (“Interim 2019”) was $0, compared to $0 for the six months ended June 30, 2018, (“Interim 2018”). We anticipate that we will eventually generate revenue through advertising and commissions from selling gift cards and coupons

Operating Expenses: Operating expenses for the years ended December 31, 2018 and 2017 were $1,972,973 and $1,931,944, respectively, a 2.1% increase year-over-year. The overall increase was primarily due to the ramping up of our research and development and sales and marketing operations. These efforts resulted in increased costs related to outsourced project development, salaries and wages, travel to and from India, web hosting and other related costs, advertising, etc. Research and development costs increased 22.3% to $753,788, general and administrative expenses decreased 42.3% to $533,165 and sales and marketing increased 75.1% to $686,020.

For Interim 2019, operating expenses were $487,624 compared with $1,157,646 for Interim 2018, a 58% decrease. We attribute this decrease primarily to decreased spending on sales and marketing and research and development, which decreased from $513,191 to $121,437 and from $388,694 to $140,647, respectively, over those time periods.

General and administrative: General and administrative expenses for the years ended December 31, 2018 and 2017 were $533,165 and $923,774, respectively, a 42.3% decrease year-over-year. The decrease was primarily due to the company using its available capital resources for research and development purposes in order to bring its initial products to market. In addition, due to the decrease in available capital, the company decreased non-essential expenditures related to salaries and wages, professional fees, and travel costs. Specifically, consulting services decreased from $277,017 to $13,979 for the years ended December 31, 2017 and December 31, 2018. Salaries and wages decreased from $148,000 to $97,904 for the years ended December 31, 2017 and December 31, 2018. Rent decreased from $29,506 to $2,062 for the years ended December 31, 2017 and December 31, 2018.

General and administrative expenses for the six months ended June 30, 2019 and 2018 were $225,540 and $255,761, respectively, an 11.8% decrease year-over-year. The decrease was primarily due to the company’s continued commitment to lower non-essential expenditures to conserve capital. Decreases during the current period primarily related to lower salaries and wages, professional fees, and travel costs. Specifically, legal and professional charges related to Indian expenses decreased from $39,654 to $28,2332 for the six months ended June 30, 2018 and June 30, 2019. Further, costs relating to traveling to India decreased from $6,932 to $0 for the six months ended June 30, 2018 and June 30, 2019. Finally, costs related to traveling expenses in India decreased from $6,590 to $0 for the six months ended June 30, 2018 and June 30, 2019.

Sales and marketing: Sales and marketing expenses for the years ended December 31, 2018 and 2017 were $686,020 and $391,832, respectively, a 75.1% increase year-over-year. The increase was primarily due to increased spending on advertising to create awareness of the company’s initial products for which were released in early 2018.

Sales and marketing expenses for the six months ended June 30, 2019 and 2018 were $121,437 and $513,191, respectively, a 76.3% decrease year-over-year. The decrease was primarily due to decreased spending on advertising in early 2018 in connection with the release of our products. In addition, the limited amount of capital in 2019 also contributed to the decrease in sales and marketing expenses.

Research and development: Research and development expenses for the years ended December 31, 2018 and 2017 were $753,788 and $616,338, respectively, a 22.3% increase year-over-year. The increase was primarily due to increased spending related to our initial products, which were released in early 2018. Research and development expenses primarily related to consulting fees to third-party software and mobile app development services. The company has primarily utilized one development service provider, but management does not believe it would be difficult to change providers in the event its current provider is no longer available.

Research and development expenses for the six months ended June 30, 2019 and 2018 were $140,647 and $388,694, respectively, a 63.8% decrease year-over-year. The decrease was primarily due to decreased spending on salaries and wages related to research and development in connection with the launch of the Company’s initial product in early 2018. In addition, the lack of capital in 2019 also contributed to the company’s decrease in spending.

Other Expense: Other expense for the years ended December 31, 2018 and 2017 was $136,877 and $2,742,358 respectively, a 95.0% decrease year-over-year. The overall decrease was due to a loss on extinguishment of a note payable and related interest expense in 2017. As of June 30, 2019, the company had 16 full-time and part-time employees representing approximately $56,000 in monthly operating expenses.

Net Loss: As a result of the foregoing, net loss for the years ended December 31, 2018 and 2017 was $2,109,850 and $4,674,302, respectively. Our net loss for Interim 2019 was $533,657, compared to $1,228,842 for Interim 2018, a decrease of 43%. The decrease was primarily to decreased spending on sales and marketing and research and development due to the lack of capital as well as the initial development of the company's product being substantially complete.

Liquidity and Capital Resources

We had net cash of $225,012 and $314,904 at December 31, 2018 and 2017, respectively.

As of June 30, 2019, we had $117,024 of cash and cash equivalents. We believe that we will be able to conduct operations for a minimum of three months with our current cash on hand without regard to additional proceeds we expect to receive from the Regulation A offering.

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During the years ended December 31, 2018 and 2017, we used cash flows in operations in the amounts of $1,934,841 and $1,763,291 respectively.

Cash used in investing activities during the years ended December 31, 2018 and 2017, was $(10,400) and ($1,770), respectively. To date investing activities have been minimal and have consisted with the purchase of property and equipment used in our operations.

Cash provided by financing activities during the years ended December 31, 2018 and 2017 was $1,888,335 and $1,794,579, respectively. Since inception, the company has been dependent upon the sale of common stock, proceeds from notes payable and short-term advances from related parties.

During the six months ended June 30, 2019, the company sold 7,609 shares of Class C Common Stock for net cash proceeds of $175,000 to various individuals under private placements. We also collected $141,628 of subscriptions receivable, net of fees of $33,271. Subsequent to June 30, 2019, the company sold 1,522 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $35,000. The company may continue to pursue additional funding through the sale of its securities utilizing Rule 506(c) of Regulation D in order to meet its liquidity obligations. Such sales may be on similar or different terms than those included in this offering circular.

Since inception the company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the company. As of December 31, 2018, and 2017, principal amounts due to the Chief Executive Officer and shareholders under these loans were $269,797 and $259,797, respectively. The company’s total liabilities at December 31, 2018 were $949,520.

As of June 30, 2019, we had $1,100,636 in total liabilities. This includes a related party note payable to our Chief Executive Officer and various shareholders in the amount of $236,797.

Plan of Operations

Although the company is not yet generating revenue and is not currently profitable, we believe we have in place a strategy to begin generating revenues and accelerating user acquisition. Our revenue strategy is centered on commissions for sales of gift cards, increased user engagement from the Social Smart Card, and higher value display advertising resulting from that increased user engagement. We believe we will be able to begin generating revenues from each of these revenue categories in 2020.

Our plan of operations over the next twelve months consists of the following:

PRODUCT DEVELOPMENT AND SUPPORT

•	Continue adding features on desktop and mobile apps -iOS and Android platform.

•	Launch It’s Me - a professional and personal page.

•	Continue adding features and retail partners on Social Smart Card - a shopping and gifting card.

PRODUCT INFRASTRUCTURE AND PROPRIETARY TECHNOLOGY

•	Develop robust technology infrastructure to support millions of users engaging and communicating through web desktop and iOS and Android apps.

•	Develop and integrate big data structure and algorithm to support user data and communication, shopping and gifting and monetization system.

•	Develop Artificial Intelligence (Al Technology).

BUSINESS DEVELOPMENT, MARKETING AND OFFICE EXPANSION

•	Marketing for user growth to acquire millions of additional users

•	Expand the office space in Northern Virginia, U.S.

•	Develop partnership with retail vendors and sell channels to implement “Social Smart Card” in India and US.

•	Run events for product launch, branding and tradeshow.

We believe that we require approximately $3 million to conduct planned operations for the next 12 months. We believe that the resources we currently have at hand would permit planned operations for four months. We anticipate we may attempt to raise additional capital through the sale of additional securities in additional offerings, or through other methods of obtaining financing such as through loans or other debt. We cannot assure that we will have sufficient capital to finance our growth and business operations in the future or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

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Trend Information

Our target market encompasses the world’s 1.1 billion social media users in the United States and South Asia. We have a strong media reputation in South Asia. In addition, we have more than 147,000 Facebook followers globally.

The company currently has no sales and limited marketing and/or distribution capabilities. The company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the company has limited capital to devote sales and marketing.

The company's industry is characterized by rapid changes in technology and customer demands. As a result, the company's products may quickly become obsolete and unmarketable. The company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis.

Increase in Valuation from 2017 to 2019

•	In our 2017 Regulation A offering the price of our Class C common stock was $23 per share. We have determined the share price of our Class C Common Stock in this Regulation A offering to be $30. We believe the increase in share price is due, in part, to the following milestones: Launching our Sagoon app on Android in January 2018.

•	Launching of Sagoon Lite on all platforms in March 2019.

•	Launching Social Smart Card in October 2019.

•	Over 400% increase in platform users.

Indebtedness

Recent Offerings of Securities and Outstanding Debt

During the past three years, the company has engaged in the following offerings of securities:

•	Commencing on September 1, 2015 and through March 27, 2017, the company sold $296,500 in notes payable, with an interest rate of 8% and payment due on demand, pursuant to Rule 506(b) of Regulation D. The company used the proceeds from that offering for general operations.

•	From August thru October, 2016 the company sold $110,000 in convertible notes to 5 holders. The convertible notes have an interest rate of 15% and maturity dates three years from the date of issuance (dates ranging from August to October 2019). The convertible notes were sold pursuant to Rule 506(b) of Regulation D. The company used the proceeds from that offering for general operations.

•	In October, 2016, the company sold $300,000 in notes payable, with an interest rate of 12% and maturity date of October 1, 2018, pursuant to Rule 506(b) of Regulation D. The company used the proceeds from that offering for general operations.

•	From August to December, 2016 the company sold $90,000 in notes payable to various shareholders. The notes payable has interest rates ranging from 8%-12% and maturity dates one year from the date of issuance (dates ranging from August to December 2017). The notes payable were sold pursuant to Rule 506(b) of Regulation D. The company used the proceeds from that offering for general operations.

•	In August 2016, the company sold 8,501 shares of Class C common stock, pursuant to Rule 506(c) of Regulation D. The company used the proceeds from that offering for general operations.

•	During September, 2016, the company sold 96,057 shares of Class C common stock, pursuant to Rule 506(b) of Regulation D. The company used the proceeds from that offering for general operations.

•	The company sold a total of $4,587,133 in Class C Common Stock under a Regulation A offering which closed in July 26, 2018.

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•	The company sold a total of $202,469 in Class C Common Stock under a Regulation CF offering which closed in January 2019.

•

On November 28, 2018, the company entered into an investment agreement with HT Singapore. The agreement is valued at up to $5,000,000. As consideration to entering into the investment agreement and related documents Sagoon has provided HT Singapore with a warrant to acquire a certain number of Class C Common Stock of the company. 152,174 shares of Class C Common Stock have been reserved in the event the warrant is exercised.

•	On April 22, 2019, the company entered into a Loan Agreement with Chetnath Bhandari. The loan is for $25,000. Bhandari has the option to convert his loan into company stock or convertible note at the valuation of a later funding round. The annual interest rate is 8%. The company used the proceeds from that offering for general operations.

•	On September 9, 2019, the company entered into a Loan Agreement with Gunaraj Luitel. The loan is for $25,000. Luitel has the option to convert his loan into company stock or convertible note at the valuation of a later funding round. The annual interest rate is 6%. The company used the proceeds from that offering for general operations.

•	From May 2019 until November 26, 2019 the company sold 10,437 shares of Class C common stock, pursuant to Rule 506(b) of Regulation D. The company used the proceeds from that offering for general operations.

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Directors, Executive Officers and Significant Employees

The directors, executive officers and significant employees of the company as of December 31, 2018 are as follows:

Name	Position	Age	Term of Office	Full or part time
Executive Officers:
Govinda Giri	Chief Executive Officer	52	9/2013 to present	Full
Swati Dayal	Chief Operations Officer	31	9/2013 to present	Full
Kabindra Sitoula	Chief Marketing Officer	50	7/2014 to present	Full

Directors:
Govinda Giri	Director	52	9/2013 to present	Full

GOVINDA GIRI, FOUNDER AND CEO

Govinda Giri - the founder and CEO of Sagoon has studied Economic and Computer Science from Nepal and United States.  He has more than 20 years of working experience in management and IT solutions. Prior to launching Sagoon, he had worked for L3 Communication at Pentagon for 11 plus years as an IT support engineer in the Department of Army, Pentagon.  In September 2013, he quit his job and started developing the social commerce platform, which became Sagoon.

At Sagoon, Mr. Giri is responsible for deciding the overall direction of the company and product strategy. His expertise in network design and development of communication tools allows him to fulfill his role of “chief architect” at Sagoon. Additionally, he manages the service and development of Sagoon’s core technology and infrastructure.

Mr. Giri is a Cisco-certified network professional and a Microsoft-certified system engineer, who holds a provisional patent for Random Vector Model Information Relation Method, a core technology developed to resolve computing problems. He has received many awards and accolades due to his contributions to the IT sector.

Born and raised in Nepal, Giri has been based in Washington, DC for over 25 years.

SWATI DAYAL, CO-FOUNDER

Swati Dayal- Co-founder of Sagoon, has over eight years of experience in web and mobile product design and development. Prior to joining Sagoon in 2014, she worked at Sparx Technologies (located in Noida, India) as a Senior UI/UX designer for Mobile and Web for more than 5 years. Ms. Dayal is Product and Operations Head at Sagoon, and is responsible for developing innovative products; managing operational systems; strategic planning, process and policy; and the successful delivery of the company’s goals and objectives.

KABIN SITOULA, CO-FOUNDER

Kabin Sitoula- Co-founder of Sagoon brings over 20 years of experience in finance and marketing in the private sector to his role as Sagoon’s community outreach specialist. Prior to joining Sagoon in 2014, Mr. Sitoula worked at Premier Financial Alliance as the qualified field director for more than 4 years. At Sagoon, he is responsible for building market strategies, and raising funds and awareness among the members of the local community. He currently works part-time with the company and is also a self-employed realtor and insurance agent.

DR. SATYAM PRIYADARSHY, ADVISOR

Dr. Satyam Priyadarshy, Ph.D., MBA served as Chief Technology Officer of RKA Enterprises LLC. Dr. Priyadarshy serves as Advisor of VendorStack, Inc. Dr. Priyadarshy has over 20 years of technology expertise and extensive business acumen. Before joining Foodem.com, he served as Chief Knowledge Officer of Network Solutions, LLC. He had Network Solutions a wealth of expertise including strategic, business, and technology consulting. He also co-founded RKR Group, Inc. He has 9+ years of experience at the leading Internet company (AOL) in various roles. In his last role, he was the co-founder of AOL Research Labs, in the office of the CTO. He has held many academic positions in different continents He held various positions including Senior Research Scientist among others at AOL, a unit of Time Warner, as well as multiple scientific positions at Rutgers, University of Pittsburgh, and The University of Sydney, Australia. He is an adjunct professor at the George Mason University School of Management and serves on the board of India International School, a non-profit organization engaged in enhancing the ancient cultural values of India. He has authored over 30 research papers and his research work has been profiled in many magazines. Dr. Priyadarshy received his MBA from the Pamplin School of Business at Virginia Tech and his Ph.D. from Indian Institute of Technology (IIT), Powai, Bombay (now Mumbai).

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SARA HANKS, LEGAL ADVISOR

Ms. Hanks is the co-chair of SEC Advisory Committee on small & emerging companies. Formerly an SEC attorney and general counsel to the US Congressional Oversight Panel on TARP. Currently, Sara is the CEO of CrowdCheck, Inc. she has held this position since 2011.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

For the year ended December 31, 2019, Sagoon Inc. paid the following annualized salaries to its executive officers:

Name	Capacity In Which Compensation Was Received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Govinda Giri	Chief Executive Officer	$60,000	$0	$60,000
Swati Dayal	Chief Operations Officer	$33,000	$0	$33,000
Kabindra Sitoula	Chief Marketing Officer	$36,000	$0	$36,000

Currently, the directors of Sagoon, are not compensated by the company for their roles as directors. Govinda Giri is currently the sole director of the company. He is reimbursed for is expenses related to his participation on the board of directors. The company may choose to compensate the present director in the future, as well as compensate future directors.

Employment Agreements

As of December 31, 2019, Sagoon has 16 full-time representing approximately $56,000 in monthly operating expenses including web server hosting. All employees that are located in India have entered into an employment agreement with Sagoon.

As of January 1, 2018, Sagoon, Inc. entered into an employment agreement with its Chief Executive Officer, Govinda Giri.

As of June 1, 2018, Sagoon, Inc. entered into an employment agreement with its Whole Time Director (head of India operations), Swati Dayal.

As of December 31, 2019, we have not entered into any additional employment agreements with our executive officers. We may enter into employment agreements with them in the future. A stock incentive program for our directors, executive officers, employees and key consultants may be established in the future.

Employee Stock Incentive Plan

In the future, we may establish a management stock incentive plan pursuant to which stock options and awards may be authorized and granted to our directors, executive officers, employees and key employees or consultants. Details of such a plan have not been determined. Stock options or a significant equity ownership position in Sagoon may be utilized in the future to attract one or more new key senior executives to manage and facilitate our growth.

Board of Directors

Our board of directors currently consists of a single director – Govinda Giri. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

Currently, we have established a Board of Directors. We may establish an audit committee, compensation committee, a nominating, governance committee, and other committees in the future. Until such committees are established, the Board of Directors will act upon matters that would otherwise be addressed by such committees.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table reflects Sagoon’s voting securities: The following table sets forth information regarding beneficial ownership of the company’s management, directors, and holders of 10% or more of any class of our voting securities as of December 31, 2019.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of total voting power
Class A Common Stock	Govinda Giri 1980 Teasel Court Woodbridge, VA 22192	2,361,000 Direct Ownership	N/A	100%	99.97%

Class B Common Stock is non-voting; Class C Common Stock has limited voting rights equal to one tenth (1/10) of one vote per share. Govinda Giri is the only officer holding Class A Common Stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this PPM into Shares are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception the company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the company. For loans provided to the company prior to December 31, 2015, most of these loans do not incur interest and are due upon demand.

During the year ended December 31, 2016, the company received $90,000 in proceeds, for which $15,000 in repayments have been made, which have interest rates varying from 8-12% per annum and maturing at various times in 2017. The remaining proceeds received in 2016 were non-interest bearing. As of December 31, 2018, and 2017, principal amounts due to the Chief Executive Officer and shareholders under the loans were $269,797 and $259,797 respectively. For the non-interest-bearing loans, the company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the years ended December 31, 2018 and 2017, the company recorded imputed interest expense related to these loans of $14,784 and $22,158, respectively. Interest expense for the years ended December 31, 2018 and 2017 was $4,400 and $4,800, respectively, with $15,200 and $10,800 in accrued interest due as of December 31, 2018 and 2017, respectively.

During the years ended December 31, 2018 and December 31, 2017 the Chief Executive Officer contributed services with a fair market value of $0 and $12,000 respectively.

The company leases office space for its operations under a lease, which has a term of one year or less. Rent expense for the years ended December 31, 2018 and 2017 was $89,018 and $99,939, respectively. During 2018 and 2017, the company paid $12,000 and $13,000, respectively, to its Chief Executive Officer for rent.

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Securities Being Offered

The company is offering Shares of its Class C Common Stock. The company has three classes of Common Stock. Class A Common Stock has voting rights equal to one vote per share. Class B Common Stock are non-voting and Class C Common Stock have voting rights equal to one-tenth of a vote per share. Of the 5,000,000 shares of the company’s Common Stock, 2,361,000 are classified as Class A, 1,639,000 are classified as Class B and 1,000,000 are classified as Class C.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds.  The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Class A or C Common Stock is entitled to one vote (Class A) or one-tenth of a vote (Class C) for each share on all matters submitted to a vote of the stockholders, including the election of directors.

Right to Receive Liquidation Distributions

In the event of the company's liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the company's debts and other liabilities.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

Transfer Agent

The company has engaged Computershare Trust Company, N.A.  to serve as Transfer Agent to maintain stockholder information on a book-entry basis.

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AUDITED FINANCIAL STATEMENTS

AS OF AND FOR

THE YEARS ENDED DECEMBER 31, 2018 AND 2017

SAGOON, INC. AND SUBSIDIARIES

To the Stockholders of

Sagoon, Inc. and Subsidiaries

Woodbridge, Virginia

INDEPENDENT AUDITOR’S REPORT

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Sagoon, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sagoon, Inc. and subsidiaries as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Correction of Errors

The previously issued consolidated financial statements as of December 31, 2017 and for the year then ended have been restated for the correction of errors. As discussed in Note 2 to the consolidated financial statements, the inadvertent exclusion of the activity of a wholly owned subsidiary, which resulted in the understatement of liabilities as of December 31, 2017 and understatement of expenses for the year ended December 31, 2017, was discovered by management of the Company. Accordingly, the amounts reported have been restated in the consolidated financial statements now presented to correct the error and present this subsidiary’s activity and balances. Our opinion is not modified with respect to that matter.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has not generated profits since inception, has sustained net losses of $2,142,836 and $4,684,299 for the years ended December 31, 2018 and 2017, respectively, and has an accumulated deficit of $8,528,858 as of December 31, 2018. The Company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $724,508 as of December 31, 2018. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

April 30, 2019

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
Assets		(as restated)
Current assets:
Cash	$225,012	$314,904
Total current assets	225,012	314,904

Property and equipment, net	12,505	10,295
Other assets	4,520	4,520
Total assets	$242,037	$329,719

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$262,874	$173,598
Accrued liabilities	156,893	127,021
Notes payable- net of discounts of $0 and $6,407, respectively	66,949	360,542
Related party notes payable	269,797	259,797
Convertible debt - net of discounts of $16,993 and $0, respectively	193,007	-
Total current liabilities	949,520	920,958

Convertible debt - net of discounts of $0 and $43,473, respectively	-	166,527
Total liabilities	949,520	1,087,485

Commitments and contingencies

Stockholders' Deficit:
Class A Common Stock; par value $0.0001; 2,361,000 shares authorized, issued and outstanding at December 31, 2018 and 2017	236	236
Class B Common stock; par value $0.0001; 1,639,000 shares authorized, 989,800 issued and outstanding at December 31, 2018 and 2017	100	100
Class C Common Stock; par value $0.0001; 1,000,000 shares authorized, 344,411 and 232,304 issued and outstanding at December 31, 2018 and 2017, respectively	34	23
Additional paid-in capital	8,038,887	5,826,568
Subsriptions receivable	(174,899)	(155,688)
Accumulated deficit	(8,528,858)	(6,419,008)
Accumulated other comprehensive loss	(42,983)	(9,997)
Total stockholders' deficit	(707,483)	(757,766)
Total liabilities and stockholders' deficit	$242,037	$329,719

See accompanying notes to the consolidated financial statements.

SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
		(as restated)
Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses:
General and administrative	533,165	923,774
Sales and marketing	686,020	391,832
Research and development	753,788	616,338
Total operating expenses	1,972,973	1,931,944

Operating loss	(1,972,973)	(1,931,944)

Other expenses:
Interest expense	(136,877)	(154,126)
Loss on extinguishment of note payable	-	(2,588,232)
Total other expenses	(136,877)	(2,742,358)

Loss before provision for income taxes	(2,109,850)	(4,674,302)

Provision for income taxes	-	-

Net loss	(2,109,850)	(4,674,302)

Foreign currency translation loss	(32,986)	(9,997)

Other comprehensive loss	$(2,142,836)	$(4,684,299)

Basic and diluted net loss per common share	$(0.59)	$(1.34)
Weighted average shares outstanding - basic and diluted	3,646,390	3,508,681

 See accompanying notes to the consolidated financial statements.

 SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Additional			Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Comprehensive Loss	Stockholders' Deficit
December 31, 2016	2,361,000	$236	989,800	$100	8,501	$1	$889,265	$-	$(1,744,706)	$-	$(855,104)

Class C common stock issued for cash	-	-	-	-	96,057	10	2,209,301	(155,688)	-	-	2,053,623
Offering costs	-	-	-	-	-	-	(278,231)	-	-	-	(278,231)
Class C common stock issued for conversion of note payable and accrued interest	-	-	-	-	127,746	12	2,938,146	-	-	-	2,938,158
Fair value of officer services	-	-	-	-	-	-	12,000	-	-	-	12,000
Imputed interest on related party notes	-	-	-	-	-	-	22,158	-	-	-	22,158
Beneficial conversion feature (as restated)	-	-	-	-	-	-	33,929	-	-	-	33,929
Net loss (as restated)	-	-	-	-	-	-	-	-	(4,674,302)	(9,997)	(4,684,299)
December 31, 2017 (as restated)	2,361,000	236	989,800	100	232,304	23	5,826,568	(155,688)	(6,419,008)	(9,997)	(757,766)

Class C common stock issued for cash	-	-	-	-	112,107	11	2,580,280	(174,899)	-	-	2,405,392
Collection of subscription receivable	-	-	-	-	-	-	-	155,688	-	-	155,688
Offering costs	-	-	-	-	-	-	(382,745)	-	-	-	(382,745)
Imputed interest on related party notes	-	-	-	-	-	-	14,784	-	-	-	14,784
Net loss	-	-	-	-	-	-	-	-	(2,109,850)	(32,986)	(2,142,836)
December 31, 2018	2,361,000	$236	989,800	$100	344,411	$34	$8,038,887	$(174,899)	$(8,528,858)	$(42,983)	$(707,483)

See accompanying notes to consolidated financial statements.

SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
		(as restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,109,850)	$(4,674,302)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,190	5,797
Fair value of officer services	-	12,000
Imputed interest on notes payable	14,784	22,158
Amortization of debt discount	32,887	32,214
Loss on extinguishment of notes payable	-	2,588,232
Changes in operating assets and liabilities:
Accounts payable	89,276	139,269
Accrued liabilities	29,872	76,341
Deferred offering costs	-	35,000
Net cash used in operating activities	(1,934,841)	(1,763,291)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,400)	(1,770)
Net cash used in investing activities	(10,400)	(1,770)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	2,561,080	2,053,623
Offering costs paid	(382,745)	(278,231)
Proceeds from convertible notes payable	-	100,000
Proceeds from notes payable	-	146,990
Repayment of notes payable	(300,000)	(130,490)
Proceeds from related party notes payable	40,000	-
Repayment of related party notes payable	(30,000)	(97,313)
Net cash provided by financing activities	1,888,335	1,794,579

Cash effects of foreign currency	(32,986)	(9,997)

Increase (decrease) in cash and cash equivalents	(89,892)	19,521
Cash and cash equivalents, beginning of year	314,904	295,383
Cash and cash equivalents, end of year	$225,012	$314,904

Supplemental disclosures of cash flow information:
Cash paid for interest	$23,615	$37,401
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
Beneficial conversion feature on convertible notes payable	$-	$33,929
Extinguishment of notes payable and accrued interest with Class C Common Stock	$-	$349,926

See accompanying notes to the consolidated financial statements.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017 AND FOR THE YEARS THEN ENDED

NOTE 1 - ORGANIZATION AND OPERATIONS

Sagoon, Inc. (the “Company”) was incorporated in the State of Delaware on December 29, 2006 (“Inception”).

The Company is a social media platform, and enables users to make connections, while also, thanks to a revenue sharing model with users, earning money for all the time spent on social media.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting policies of the Company are in accordance with the accounting principles generally accepted in the United States of America (“GAAP”) and are presented in United States Dollars (“USD”) using the accrual basis of accounting. Outlined below are those policies considered particularly significant.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Sagoon India Private Limited, an entity formed on January 12, 2015 under the laws of the nation of India. In addition, the consolidated financial statements include the accounts of another wholly owned subsidiary Sagoon Nepal Private Limited, an entity formed in July 2016. All significant intercompany transactions have been eliminated in the consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. The Company, however, as of December 31, 2018 has incurred cumulative net losses of approximately $8.5 million since inception and has a working capital deficit of approximately $725,000. The Company currently has limited liquidity and has yet to generate revenues from operations. These factors cause substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management anticipates that the Company will be dependent, for the foreseeable future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenues from our planned principal operations.

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond the Company's control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including recession, downturn or otherwise, could have a material adverse effect on the Company's consolidated financial condition and the results of its consolidated operations.

The Company currently has no sales and limited marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the Company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote to sales and marketing.

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, the Company's products must remain competitive with those of other companies with substantially greater resources. The Company may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, the Company may not be able to adapt new or enhanced products to emerging industry standards, and the Company's new products may not be favorably received. Nor may we have the capital resources to further the development of existing and/or new ones.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The carrying amounts reported in the accompanying consolidated financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs such as quoted prices in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 - Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.

As of December 31, 2018 and 2017, the Company's cash was considered a level 1 instrument. The Company does not have any level 2 and 3 instruments.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Deferred Rent

The Company accounts for lease rentals that have either escalating rents or a portion of free rent on a straight-line basis over the life of each lease. This accounting generally results in a deferred liability (for the lease expense) recorded on the consolidated balance sheets. As of December 31, 2018 and 2017, the Company's liability related to such was $9,627 and $19,565, respectively, and included within accrued liabilities on the accompanying consolidated balance sheets.

Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.  Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred.

Research and Development

The Company expenses research and development costs when incurred.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Stock-based Compensation

As of December 31, 2018, the Company has not issued any share-based payments to its employees or third-party consultants. The Company will account for stock options issued to employees and consultants under ASC 718 Compensation-Stock Compensation. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period.

The Company will measure compensation expense for its non-employee stock-based compensation under ASC 505 Equity. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes

The Company follows ASC 740, Income Taxes for recording the provision for income taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within the income tax provision.

The Company's income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders' equity only when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee's disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company's common stock equivalents as of December 31, 2018 and 2017 related to convertible notes payable, for which the effects would be anti-dilutive. Therefore, basic loss per common share equals diluted loss per common share for the years ended December 31, 2018 and 2017.

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), the reporting currency and the functional currency of our U.S. operations. The functional currency for the Company's subsidiaries is their local currency in accordance with ASC 830 Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholder’s deficit, whereas gains or losses resulting from foreign currency transactions are included in results of operations. The effect of foreign currency translation gain (loss) has been reflected during the years ended December 31, 2018 and 2017.

Recently Issued Accounting Guidance

The Financial Accounting Standards Board issues Accounting Standard Updates (“ASUs” or “ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

In May 2014, the FASB issued ASU No.  2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific requirements. ASU 2014-09 establishes a five-step revenue recognition process in which an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. The Company adopted this standard on January 1, 2018, with no impact on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures, however, the Company does not expect the impact to be material.

Restatement of 2017 Consolidated Financial Statements

The December 31, 2017 consolidated financial statements have been restated to reflect the consolidation of the Company's wholly owned subsidiary, Sagoon Nepal Private Limited, for which had previously been incorrectly excluded. The primary impact on the consolidated financial statements was to include a $100,000 convertible note payable for which the proceeds were received throughout 2017 and accrued interest on such. The proceeds of the convertible note were used to fund sales and marketing activities for which were expensed during the same periods. The convertible note received the same terms as other convertible notes issued during the same period, see Note 4 for additional discussion of convertible note terms. Upon recording the note, a beneficial conversion feature of $33,929 was calculated for which amortization of that discount had to be recorded. Below are the effects of such restatement on the related consolidated financial statements as indicated.

The following table summarizes changes made to the December 31, 2017 consolidated balance sheet:

	As Reported	Adjustments	As Restated
Cash	$312,112	$2,792	$314,904
Total current assets	$312,112	$2,792	$314,904

Accrued liabilities	$114,265	$12,756	$127,021
Total current liabilities	908,202	12,756	920,958
Convertible debt - net of discount of $25,028 as reported and $43,473 as restated	84,972	81,555	166,527
Total liabilities	$993,174	$94,311	$1,087,485

Additional paid-in capital	$5,792,639	$33,929	$5,826,568
Accumulated deficit	(6,293,560)	(125,448)	(6,419,008)
Total stockholders' deficit	$(666,247)	$(91,519)	$(757,766)

The following table summarizes changes made to the December 31, 2017 consolidated statement of operations:

	As Reported	Adjustments	As Restated
General and administrative	$826,566	$97,208	$923,774
Total operating expenses	1,834,736	97,208	1,931,944

Interest expense	(125,886)	(28,240)	(154,126)
Total other expenses	(2,714,118)	(28,240)	(2,742,358)

Net loss	$(4,548,854)	$(125,448)	$(4,674,302)
Net loss per share	$(1.30)	$(0.04)	$(1.34)

The following table summarizes changes made to the December 31, 2017 consolidated statement of cash flows:

	As Reported	Adjustments	As Restated
Net loss	$(4,548,854)	$(125,448)	$(4,674,302)
Amortization of debt discount	16,730	15,484	32,214
Accrued liabilities	63,585	12,756	76,341
Cash flows used in operating activities	(1,666,083)	(97,208)	(1,763,291)

Proceeds from convertible notes	-	100,000	100,000
Proceeds from financing activties	1,694,579	100,000	1,794,579

Cash and cash equivalents, end of year	$312,112	$2,792	$314,904

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2018 and 2017 consisted of the following:

	December 31, 2018	December 31, 2017
Computers and software	$36,110	$25,736
Furniture	5,000	5,000
Less: Accumulated depreciation	(28,605)	(20,441)
Property and equipment, net	$12,505	$10,295

Depreciation expense for the years ended December 31, 2018 and 2017 was $8,190 and $5,797, respectively.

NOTE 4 - NOTES PAYABLE

Notes Payable

From December 2014 to September 2015, a third party paid $66,949 in payroll related expenditures on behalf of the Company. Under the terms of the verbal agreement, the amounts payable to the third party incur interest at a rate of 24% per annum with the principal and interest compounding on a monthly basis. As of December 31, 2018, the Company owed principal and accrued interest of $66,949 and $64,369, respectively. As of December 31, 2017, the Company owed principal and accrued interest of $66,949 and $48,301, respectively. The Company has agreed to various repayment scenarios, however, none have been complied with. Thus, the amounts are considered due on demand. Interest expense was $18,648 and $16,068 for the years ended December 31, 2018 and 2017, respectively.

Commencing on September 1, 2015 and through March 27, 2017, the Company borrowed a total of $296,500 and repaid $30,500 from a third party to be used in operations. Under the terms of the agreement, the note incurred interest at 8.0% per annum and was due on demand. In addition, the Company provided the holder with the right to purchase future shares of common stock at a 25% discount to the then fair market value. The agreement didn't provide for the number of shares or time table to which the right is available. On March 27, 2017, the Company issued the holder and certain related parties a total of 127,746 shares of Class C common stock based upon a conversion price of $2.80 per Class C common share. The Company valued the shares at $2,938,158 based upon $23 per share, the rate to which Class C common stock was being sold to third parties at the time of conversion. The Company recorded a loss on extinguishment of $2,588,232 which represented the fair market value of the Class C common stock issued in excess of the note and accrued interest of $317,169 ($51,169 of which was to related parties) and $32,757 relieved, respectively.

Commencing on October 28, 2016, the Company borrowed a total of $300,000 from a third party to be used in operations. The Company received proceeds of $288,546, net of closing costs. Under the terms of the agreement, the loan is an interest only loan and incurs interest at 12% per annum with interest due monthly and the principal due October 1, 2018. The loan is secured by real property held by the co-founder. In October 2018, the Company repaid the loan. As of December 31, 2017, the Company owed principal of $300,000 and accrued interest of $4,309, respectively. The discount was amortized using the straight-line method over the term of the note payable. During the years ended December 31, 2018 and 2017, the Company amortized $6,407 and $4,378, respectively, of the discount to interest expense. As of December 31, 2017, there was an unamortized discount of $6,407, which was expensed in 2018. Interest expense was $27,211 and $36,000 for the years ended December 31, 2018 and 2017, respectively.

Convertible Notes Payable

In 2016 and 2017, the Company received total proceeds of $210,000 related to issuances of convertible notes payable to six holders. The proceeds were used for operations. The convertible notes payable incur interest at 15.0% per annum, due three years from the date of the initial issuance (dates ranging from August to October 2019) and convertible at $2.80 per share of Class C common stock. On the date of issuance, the Company was actively selling shares of its Class C common stock at $3.75 per share. Thus, the Company determined there was a beneficial conversion feature on the date of the issuance. The Company recorded a discount of $71,250 related to the beneficial conversion feature. In addition, the Company paid $5,000 in transaction costs in connection with the convertible notes payable. The discount is being amortizing using the straight-line method over the term of the convertible notes payable. During the years ended December 31, 2018 and 2017, the Company amortized $26,480 and $27,836, respectively, of the discount to interest expense. As of December 31, 2018 and 2017, a discount of $16,993 and $43,473, respectively, remained, which will be expensed in 2019. Accrued interest as of December 31, 2018 and 2017 was $65,396 and $33,896, respectively. Interest expense was $31,500 and $16,500 for the years ended December 31, 2018 and 2017, respectively.

Related Party Notes Payable

Since inception the Company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the Company. For loans provided to the Company prior to December 31, 2015, most of these loans do not incur interest and are due upon demand. Loans issued in 2016 and subsequent have interest rates varying from 8-12% per annum and matured at various times in 2017 or are due on demand. Various notes are in default based on their maturity dates. As of December 31, 2018 and 2017, principal amounts due to the Chief Executive Officer and shareholders under these loans was $269,797 and $259,797, respectively. For the non-interest bearing loans, the Company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the year ended December 31, 2018 and 2017, the Company recorded imputed interest expense related to these loans of $14,784 and $22,158, respectively. Interest expense for the years ended December 31, 2018 and 2017 was $4,400 and $4,800, respectively, with $15,200 and $10,800 in accrued interest due as of December 31, 2018 and 2017, respectively.

NOTE 5 - STOCKHOLDERS' DEFICIT

Until June 2, 2016, the Company was authorized to issue 4,000,000 shares of $0.0001 par value common stock. On June 3, 2016, the Company amended their articles of incorporation and increased the total amount of authorized shares to 5,000,000 for which three classes of common stock were designated. Class A common stock for which 2,361,000 shares are designated. The Class A common stock have voting rights on a one for one basis. Class B common stock for which 1,639,000 shares are designated. The Class B common stock have no voting rights. Class C common stock for which 1,000,000 shares are designated. The Class C common stock have voting rights equal to one tenth (1/10) of one vote per share.

During the year ended December 31, 2018, the Company sold 112,107 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $2,580,291, for which $174,899 was recorded as a subscription receivable and collected in 2019.

During the year ended December 31, 2017, the Company sold 96,057 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $2,209,311, for which $155,688 was recorded as a subscription receivable and collected in 2018.

The costs associated with the offering of shares are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense. During the years ended December 31, 2018 and 2017, the Company included $382,745 and $278,231 of offering costs as an offset to the proceeds from the sale of Class C shares, respectively.

During the years ended December 31, 2018 and 2017, the Chief Executive Officer contributed services with a fair market value of zero and $12,000, respectively. The contributed services are recorded as additional consideration over the amounts paid to the Chief Executive Officer.

See Note 4 for discussion related to imputed interest and conversion of note into shares of Class C common stock.

Warrants

In November 2018, the Company entered into an agreement with advertising conglomerate located within Singapore. Under the terms of the agreement, the Company has committed to purchasing a minimum amount of advertising over a period of five years. The annual minimum commitment is $500,000 for which any remaining amount per a particular year is rolled over to the subsequent year. In addition, the Company granted warrants to purchase up to $3.5 million worth of the Company's Class C common stock for a period of five years. The exercise price of the warrants is currently $23 which equates to 152,174 warrants. The exercise price is subject to adjustment under down-round dilution protection provisions in the warrant agreement. Upon exercise of the warrants by the investor, the Company is required to remit the proceeds back to the investor as a payment on the minimum advertising amounts. Thus, the transaction is in tandem to issuing warrants (shares of Class C common stock) for advertising. As of December 31, 2018, the investor hadn't exercised any warrants and thus no amounts were remitted back for advertising services. In addition, the Company had yet to engage or benefit from the advertising services. The Company expects to record the value of the warrants over the period to which the benefit will be received. Thus, the warrants will be valued at the point in which they are exercised and expensed over the expected advertising period. Subsequent to December 31, 2018, the investor exercised warrants to purchase 15,217 shares of Class C common stock at a price of $23 per share for which proceeds of $350,000 were received by the Company. The Company then remitted the proceeds back to the investor as a payment toward advertising services.

In addition, the Company has an option to repurchase the Class C common stock at the higher of: (a) the pro rata value of the investors Class C common stock based upon the value of the Company in the most recent round of funding; (b) the aggregate amount of the investment plus a 15% return; and (c) the fair market value of the Company performed by a independent valuation.

Additionally, the Company will use its best efforts within the next five years to file an initial public offering or Regulation A offering which provides the investor liquidity. If unsuccessful, the investor has the right to demand repayment of the total amount of the investment.

NOTE 6 - INCOME TAXES

The provision for income taxes consisted of the following for the years ended December 31, 2018 and 2017:

	2018	2017
Income tax benefit attributable to:
Net loss	$(575,366)	$(1,228,191)
Permanent differences	3,805	729,838
Valuation allowance	571,560	498,353
Net provision for income tax	$-	$-

Net deferred tax assets consisted of the following components as of December 31, 2018 and 2017:

Deferred tax asset attributable to:
Net operating loss carryover	$1,545,339	$973,779
Valuation allowance	(1,545,339)	(973,779)
Net deferred tax asset	$-	$-

During the years ended December 31, 2018 and 2017, the valuation allowance increased by $571,560 and $498,353, respectively.  At December 31, 2018, the Company had approximately $5,465,000 of federal and state gross net operating losses available. The net operating loss carry forward, if not utilized, will begin to expire in 2034 for federal and state purposes.

Based on the available objective evidence, including the Company’s limited operating history and current liabilities in excess of assets, management believes it is more likely than not that the net deferred tax assets at December 31, 2018 and 2017, will not be fully realizable. Due to the uncertainty surrounding realization of the deferred tax asset, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2018 and 2017.

The Company files income tax returns in the U.S., Indian and Nepal jurisdiction. Income tax returns filed for fiscal years 2014 and earlier are not subject to examination by U.S. federal state tax authorities. Income tax returns for fiscal years 2014 through 2018 remain open to examination by tax authorities in the U.S. and India. The Company believes that it has made adequate provisions for all income tax uncertainties pertaining to these open tax years. There are no open tax examinations.

At December 31, 2018 and 2017, the applicable federal and Virginia state rates used in calculating the deferred tax provision was 21% (35% as of December 31, 2017) and 6%, respectively. During 2017, the Tax Cuts and Jobs Act reduced the federal corporate tax rate used in calculating the deferred income tax liability from 35% to 21%, as a result the Company has adjusted its deferred income tax liabilities for this reduction. This resulted in a one-time reduction to the net deferred tax assets of $138,757 and corresponding valuation allowance resulting from deferred tax balances remaining from the year ended December 31, 2017 and prior.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Consulting

During December 2016, the Company entered into an agreement for placement and advisory services related to the Company’s offering. The Company was obligated to pay a monthly fee of $15,000 for five months for these services commencing in March 2017. The contract was ultimately mutually terminated with no additional consideration required.

Operating Lease

During December 2016, the Company entered into a non-cancelable operating lease agreement to lease office space in India through December 2019. The Company received the first five (5) months free, thus, accrued rent of $9,627 and $19,565 is recorded as of December 31, 2018 and 2017, respectively.

The Company leases other office space for its operations under leases in which have terms of one year or less. Rent expense for the years ended December 31, 2018 and 2017 was $89,018 and $99,939, respectively.

During the years ended December 31, 2018 and 2017, the Company paid $12,000 and $13,000, respectively, to its CEO for rent.

Warrant

See Note 5 for discussion of the granting of a warrant and the Company’s financial obligations under this agreement.

NOTE 8 - RELATED PARTY TRANSACTIONS

See Notes 4, 5 and 7 for discussion of transactions with related parties.

NOTE 9 - SUBSEQUENT EVENTS

See Note 5 for discussion of subsequent events.

The Company has evaluated events subsequent to the date of these consolidated financial statements and has determined that no events, other than those disclosed above, have occurred that would materially affect the consolidated financial statements above through April 30, 2019.

CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2019 AND DECEMBER 31, 2018, AND FOR THE SIX MONTHS ENDED JUNE 30, 2019 AND 2018

SAGOON, INC. AND SUBSIDIARIES

SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash	$117,024	$225,012
Total current assets	117,024	225,012

Property and equipment, net	50,920	12,505
Other assets	4,520	4,520
Total assets	$172,464	$242,037

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$401,166	$262,874
Accrued liabilities	177,235	156,893
Notes payable	79,949	66,949
Related party notes payable	236,797	269,797
Convertible debt - net of discounts of $4,510 and $16,993, respectively	205,489	193,007
Total current liabilities	1,100,636	949,520

Total liabilities	1,100,636	949,520

Commitments and contingencies

Stockholders' Deficit:
Class A Common Stock; par value $0.0001; 2,361,000 shares authorized, issued and outstanding at June 30, 2019 and December 31, 2018	236	236
Class B Common stock; par value $0.0001; 1,639,000 shares authorized, 989,800 issued and outstanding at June 30, 2019 and December 31, 2018	100	100
Class C Common Stock; par value $0.0001; 1,000,000 shares authorized, 352,020 and 344,411 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	35	34
Additional paid-in capital	8,188,147	8,038,887
Subsriptions receivable	-	(174,899)
Accumulated deficit	(9,062,515)	(8,528,858)
Accumulated other comprehensive loss	(54,175)	(42,983)
Total stockholders' deficit	(928,172)	(707,483)
Total liabilities and stockholders' deficit	$172,464	$242,037

See accompanying notes to the consolidated financial statements.

SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Six Months Ended June 30, 2019	For the Six Months Ended June 30, 2018
Revenues	$-	$-

Cost of revenues	-	-

Gross profit	-	-

Operating expenses:
General and administrative	225,540	255,761
Sales and marketing	121,437	513,191
Research and development	140,647	388,694
Total operating expenses	487,624	1,157,646

Operating loss	(487,624)	(1,157,646)

Other expenses:
Interest expense	(46,033)	(71,196)
Total other expenses	(46,033)	(71,196)

Loss before provision for income taxes	(533,657)	(1,228,842)

Provision for income taxes	-	-

Net loss	(533,657)	(1,228,842)

Foreign currency translation gain (loss)	(11,192)	77,082

Other comprehensive loss	$(544,849)	$(1,151,760)

Basic and diluted net loss per common share	$(0.14)	$(0.34)
Weighted average shares outstanding - basic and diluted	3,697,031	3,619,427

 See accompanying notes to the consolidated financial statements.

 SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

(unaudited)

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Additional			Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Subscriptions Receivable	Accumulated Deficit	Comprehensive Loss	Stockholders' Deficit
December 31, 2017 (as restated)	2,361,000	236	989,800	100	232,304	23	5,826,568	(155,688)	(6,419,008)	(9,997)	(757,766)

Class C common stock issued for cash	-	-	-	-	112,107	11	2,580,280	(174,899)	-	-	2,405,392
Collection of subscription receivable	-	-	-	-	-	-	-	155,688	-	-	155,688
Offering costs	-	-	-	-	-	-	(382,745)	-	-	-	(382,745)
Imputed interest on related party notes	-	-	-	-	-	-	14,784	-	-	-	14,784
Net loss	-	-	-	-	-	-	-	-	(2,109,850)	(32,986)	(2,142,836)
December 31, 2018	2,361,000	$236	989,800	$100	344,411	$34	$8,038,887	$(174,899)	$(8,528,858)	$(42,983)	$(707,483)

Class C common stock issued for cash	-	-	-	-	7,609	1	174,999	-	-	-	175,000
Collection of subscription receivable	-	-	-	-	-	-	-	174,899	-	-	174,899
Offering costs	-	-	-	-	-	-	(33,271)	-	-	-	(33,271)
Imputed interest on related party notes	-	-	-	-	-	-	7,532	-	-	-	7,532
Net loss	-	-	-	-	-	-	-	-	(533,657)	(11,192)	(544,849)
June 30, 2019	2,361,000	$236	989,800	$100	352,020	$35	$8,188,147	$-	$(9,062,515)	$(54,175)	$(928,172)

See accompanying notes to consolidated financial statements.

 SAGOON, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six Months Ended June 30, 2019	For the Six Months Ended June 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(533,657)	$(1,228,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,417	4,142
Imputed interest on notes payable	7,532	7,593
Amortization of debt discount	12,482	18,644
Changes in operating assets and liabilities:
Other current assets	-	(19,787)
Accounts payable	138,292	(54,412)
Accrued liabilities	(22,490)	12,522
Net cash used in operating activities	(393,424)	(1,260,140)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(14,856)
Net cash used in investing activities	-	(14,856)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	349,899	1,197,824
Offering costs paid	(33,271)	-
Proceeds from notes payable	13,000	-
Repayment of notes payable	-	(30,968)
Repayment of related party notes payable	(33,000)	(20,000)
Net cash provided by financing activities	296,628	1,146,856

Cash effects of foreign currency	(11,192)	77,082

Increase (decrease) in cash and cash equivalents	(107,988)	(51,058)
Cash and cash equivalents, beginning of year	225,012	314,904
Cash and cash equivalents, end of year	$117,024	$263,846

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$23,615
Cash paid for income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 - ORGANIZATION AND OPERATIONS

Sagoon, Inc. (the “Company”) was incorporated in the State of Delaware on December 29, 2006 (“Inception”).

The Company is a social media platform, and enables users to make connections, while also, thanks to a revenue sharing model with users, earning money for all the time spent on social media.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of Sagoon, Inc. have been prepared in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP") for interim consolidated financial information and in accordance with Rule 8-03 of Regulation S-X per Regulation A requirements. Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. These interim consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017. The results of operations for the six months ended June 30, 2019 and 2018 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary Sagoon India Private Limited, an entity formed on January 12, 2015 under the laws of the nation of India. In addition, the consolidated financial statements include the accounts of another wholly owned subsidiary Sagoon Nepal Private Limited, an entity formed in July 2016. All significant intercompany transactions have been eliminated in the consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate continuation of the Company as a going concern. The Company, however, as of June 30, 2019 has incurred cumulative net losses of approximately $9.1 million since inception and has a working capital deficit of approximately $984,000. The Company currently has limited liquidity and has yet to generate revenues from operations. These factors cause substantial doubt about the Company's ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management anticipates that the Company will be dependent, for the foreseeable future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Risks and Uncertainties

The Company has a limited operating history and has not generated revenues from our planned principal operations.

The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy. A host of factors beyond the Company's control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions, including recession, downturn or otherwise, could have a material adverse effect on the Company's consolidated financial condition and the results of its consolidated operations.

The Company currently has no sales and limited marketing and/or distribution capabilities. The Company has limited experience in developing, training or managing a sales force and will incur substantial additional expenses if we decide to market any of our current and future products. Developing a marketing and sales force is also time consuming and could delay launch of our future products. In addition, the Company will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. In addition, the Company has limited capital to devote to sales and marketing.

The Company's industry is characterized by rapid changes in technology and customer demands. As a result, the Company's products may quickly become obsolete and unmarketable. The Company's future success will depend on its ability to adapt to technological advances, anticipate customer demands, develop new products and enhance our current products on a timely and cost-effective basis. Further, the Company's products must remain competitive with those of other companies with substantially greater resources. The Company may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, the Company may not be able to adapt new or enhanced products to emerging industry standards, and the Company's new products may not be favorably received. Nor may we have the capital resources to further the development of existing and/or new ones.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Basic (Loss) per Common Share

Basic (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company's common stock equivalents as of June 30, 2019 and 2018 related to convertible notes payable, for which the effects would be anti-dilutive. Therefore, basic loss per common share equals diluted loss per common share for the six months ended June 30, 2019 and 2018.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Foreign Currency

The consolidated financial statements are presented in United States Dollars, (“USD”), the reporting currency and the functional currency of our U.S. operations. The functional currency for the Company's subsidiary is their local currency in accordance with ASC 830 Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholder’s deficit, whereas gains or losses resulting from foreign currency transactions are included in results of operations. The effect of foreign currency translation gain (loss) has been reflected during the six months ended June 30, 2019 and 2018.

Recently Issued Accounting Guidance

The Financial Accounting Standards Board issues Accounting Standard Updates (“ASUs” or “ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 840), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The amendments in this standard are effective for fiscal years beginning January 1, 2021, including interim periods within those fiscal years, for a public entity. Early adoption of the amendments in this standard is permitted for all entities and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the effect this guidance will have on its consolidated financial statements and related disclosures, however, the Company does not expect the impact to be material.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2018 and 2017 consisted of the following:

	June 30, 2019	December 31, 2018
Computers and software	$36,123	$36,110
Furniture	5,000	5,000
Less: Accumulated depreciation	(33,803)	(28,605)
Property and equipment, net	$7,320	$12,505

Depreciation expense for the six months ended June 30, 2019 and 2018 was $4,417 and $4,142, respectively.

NOTE 4 - NOTES PAYABLE

Notes Payable

From December 2014 to September 2015, a third party paid $66,949 in payroll related expenditures on behalf of the Company. Under the terms of the verbal agreement, the amounts payable to the third party incur interest at a rate of 24% per annum with the principal and interest compounding on a monthly basis. As of June 30, 2019, the Company owed principal and accrued interest of $66,949 and $72,403, respectively. As of December 31, 2018, the Company owed principal and accrued interest of $66,949 and $64,369, respectively. The Company has agreed to various repayment scenarios, however, none have been complied with. Thus, the amounts are considered due on demand. Interest expense was $8,034 and $8,034 for the six months ended June 30, 2019 and 2018, respectively.

Commencing on October 28, 2016, the Company borrowed a total of $300,000 from a third party to be used in operations. The Company received proceeds of $288,546, net of closing costs. Under the terms of the agreement, the loan was an interest only loan and incurred interest at 12% per annum with interest due monthly and the principal due October 1, 2018. The loan was secured by real property held by the co-founder. In October 2018, the Company repaid the loan. During the six months ended June 30, 2018, the Company amortized $4,892 of the discount to interest expense. Interest expense was $18,732 for the six months ended June 30, 2018.

During the six months ended June 30, 2019, the Company borrowed a total of $13,000 from two third parties. The notes incur interest at rates ranging from 6% per annum to 8% per annum. The notes mature in April 2020. Interest expense was $235 for the six months ended June 30, 2019.

Subsequent to June 30, 2019, the Company borrowed an additional $40,000 under similar terms to the two notes entered into during the six months ended June 30, 2019.

Convertible Notes Payable

To date, the Company received total proceeds of $210,000 related to issuances of convertible notes payable to six holders. The proceeds were used for operations. The convertible notes payable incur interest at 15.0% per annum, due three years from the date of the initial issuance (dates ranging from August to October 2019) and convertible at $2.80 per share of Class C common stock. On the date of issuance, the Company was actively selling shares of its Class C common stock at $3.75 per share. Thus, the Company determined there was a beneficial conversion feature on the date of the issuance. The Company recorded a discount of $71,250 related to the beneficial conversion feature. In addition, the Company paid $5,000 in transaction costs in connection with the convertible notes payable. The discount is being amortizing using the straight-line method over the term of the convertible notes payable. During the six months ended June 30, 2019 and 2018, the Company amortized $12,482 and $13,752, respectively, of the discount to interest expense. As of June 30, 2019, and December 31, 2018, a discount of $4,510 and $16,993, respectively, remained, which will be expensed in 2019. Accrued interest as of June 30, 2019 and December 31, 2018 was $81,146 and $65,396, respectively. Interest expense was $15,750 and $8,250 for the six months ended June 30, 2019 and 2018, respectively.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Related Party Notes Payable

Since inception the Company's Chief Executive Officer and various shareholders have funded operations through loans and personal loans received and the proceeds being remitted to the Company. For loans provided to the Company prior to December 31, 2015, most of these loans do not incur interest and are due upon demand. Loans issued in 2016 and subsequent have interest rates varying from 8-12% per annum and matured at various times in 2017 or are due on demand. Various notes are in default based on their maturity dates. During the six months ended June 30, 2019, the Company repaid $33,000. As of June 30, 2019 and December 31, 2018, principal amounts due to the Chief Executive Officer and shareholders under these loans was $236,797 and $269,797, respectively. For the non-interest-bearing loans, the Company imputed interest expense at 8.0%, the borrowing rate most likely available to them. During the six months ended June 30, 2019 and 2018, the Company recorded imputed interest expense related to these loans of $7,532 and $7,593, respectively. Interest expense for the six months ended June 30, 2019 and 2018 was $2,000 and $2,400, respectively, with $17,200 and $15,200 in accrued interest due as of June 30, 2019 and December 31, 2018, respectively.

NOTE 5 - STOCKHOLDERS' DEFICIT

Until June 2, 2016, the Company was authorized to issue 4,000,000 shares of $0.0001 par value common stock. On June 3, 2016, the Company amended their articles of incorporation and increased the total amount of authorized shares to 5,000,000 for which three classes of common stock were designated. Class A common stock for which 2,361,000 shares are designated. The Class A common stock have voting rights on a one for one basis. Class B common stock for which 1,639,000 shares are designated. The Class B common stock have no voting rights. Class C common stock for which 1,000,000 shares are designated. The Class C common stock have voting rights equal to one tenth (1/10) of one vote per share.

During the six months ended June 30, 2019, the Company sold 7,609 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $175,000. The Company also collected $174,899 of subscriptions receivable, of which $33,271 of offering costs was treated as a reduction of gross proceeds.

During the six months ended June 30, 2018, the Company sold 60,143 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $1,383,285, for which $155,688 was recorded as a subscription receivable and collected in 2018 and $185,467 of offering costs was treated as a reduction of gross proceeds.

See Note 4 for discussion related to imputed interest.

Subsequent to June 30, 2019, the Company sold 1,522 shares of Class C common stock at a per share price of $23 for gross cash proceeds of $35,000.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Warrants

In November 2018, the Company entered into an agreement with an advertising conglomerate located within Singapore. Under the terms of the agreement, the Company has committed to purchasing a minimum amount of advertising over a period of five years. The annual minimum commitment is $500,000 for which any remaining amount per a particular year is rolled over to the subsequent year. In addition, the Company granted warrants to purchase up to $3.5 million worth of the Company's Class C common stock for a period of five years. The exercise price of the warrants is currently $23 for which equates to 152,174 warrants. Upon exercise of the warrants by the investor, the Company is required to remit the proceeds back to the investor as a payment on the minimum advertising amounts. Thus, the transaction is in tandem to issuing warrants (shares of Class C common stock) for advertising. As of December 31, 2018, the investor hadn't exercised any warrants and thus no amounts were remitted back for adverting services. In addition, the Company had yet to engage or benefit from the advertising services. The Company expects to record the value of the warrants over the period to which the benefit will be received. Thus, the warrants will be valued at the point in which they are exercised and expensed over the expected advertising period. During the six months ended June 30, 2019, the investor exercised warrants to purchase 15,217 shares of Class C common stock at a price of $23 per share for which proceeds of $350,000 were received by the Company. The Company then remitted the proceeds back to the investor as a payment toward advertising services.

In addition, the Company has an option to repurchase the Class C common stock at the higher of: (a) the pro rata value of the investors Class C common stock based upon the value of the Company in the most recent round of funding; (b) the aggregate amount of the investment plus a 15% return; and (c) the fair market value of the Company performed by an independent valuation.

Additionally, the Company will use its best efforts within the next five years to file an initial public offering. If unsuccessful, the investor has the right to demand repayment of the total amount of the investment.

As of June 30, 2019, the related asset and liability of $350,000 have been netted for financial statement presentation purposes due to the fact that there has been no ongoing communication with the advertising conglomerate and the share certificates have not been physically issued.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Operating Lease

During December 2016, the Company entered into a non-cancelable operating lease agreement to lease office space in India through December 2019. The Company received the first five (5) months free, thus, accrued rent of $6,502 and $9,627 is recorded as of June 30, 2019 and December 31, 2018, respectively.

The Company leases other office space for its operations under leases in which have terms of one year or less. Rent expense for the six months ended June 30, 2019 and 2018 was $39,129 and $40,458, respectively.

During the six months ended June 30, 2019 and 2018, the Company paid $6,000 and $6,000, respectively, to its CEO for rent.

SAGOON, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Warrant

See Note 5 for discussion of the granting of a warrant and related commitment.

NOTE 7 - RELATED PARTY TRANSACTIONS

See Notes 4, 5 and 6 for discussion of transactions with related parties.

NOTE 8 - SUBSEQUENT EVENTS

See Notes 4 and 5 for discussion of subsequent events.

The Company has evaluated events subsequent to the date of these financial statements and has determined that no events, other than those disclosed above, have occurred that would materially affect the consolidated financial statements above.

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Charter documents (1)
2.2	Amended and Restated Bylaws (2)
4	Form of Subscription Agreement (3)
6.1	Investment Agreement between Sagoon Inc. and Sagoon, LLC (4)
6.2	Employment Agreement between Sagoon Inc. and Govinda Giri dated January 1, 2018 (5)
6.3	Lease agreement between Vatika Ltd., Vatika I.T. Parks Private Limited and Sagoon India Pvt. Ltd. dated January 5, 2017 (6)
6.4	HT Warrant Purchase Agreement dated November 28, 2018 between Sagoon Inc and HT Overseas PTE Ltd.(7)
6.5	HT Warrant Agreement dated November 28, 2018 between Sagoon Inc and HT Overseas PTE Ltd.(8)
6.6	Loan Agreement dated April 22, 2019 between Sagoon Inc and Chetnath Bhandari (9)
6.7	Loan Agreement dated September 9, 2019 between Sagoon Inc and Gunaraj Luitel (10)
8	Form of Escrow Agreement (11)
11	Consent of Artesian CPA LLC (12)
12	Attorney opinion on legality of the offering (13)

1)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417000076/v455995_ex2.htm

2)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417032393/v468671_ex2.htm

3)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-11120) and incorporated herein by reference, Available at, https://www.sec.gov/Archives/edgar/data/1639953/000110465920008942/tm206270d2_ex4.htm.

4)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-10635) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1639953/000114420417002868/v456646_ex6.htm

5)	Filed as an exhibit to the Sagoon Inc. Form 1-K (Commission File No. 24R-00084) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1639953/000114420418022172/tv491091_ex6-2.htm

6)	Filed as an exhibit to the Sagoon Inc. Form 1-K (Commission File No. 24R-00084) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1639953/000114420418022172/tv491091_ex6-3.htm

7)	Filed as an exhibit to the Sagoon Inc. Form 1-K Commission File No. 24R-0084) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1639953/000114420419022496/tv520168_ex6-4.htm

8)	Filed as an exhibit to the Sagoon Inc. Form 1-K Commission File No. 24R-0084) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1639953/000114420419022496/tv520168_ex6-5.htm

9)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-11120) and incorporated herein by reference, Available at, https://www.sec.gov/Archives/edgar/data/1639953/000110465920008942/tm206270d2_ex6-6.htm

10)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-11120) and incorporated herein by reference, Available at, https://www.sec.gov/Archives/edgar/data/1639953/000110465920008942/tm206270d2_ex6-7.htm

11)	Filed as an exhibit to this Form 1-A

12)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-11120) and incorporated herein by reference, Available at, https://www.sec.gov/Archives/edgar/data/1639953/000110465920008942/tm206270d2_ex11.htm

13)	Filed as an exhibit to the Sagoon Inc. Regulation A Preliminary Offering Statement on Form 1-A (Commission File No. 024-11120) and incorporated herein by reference, Available at, https://www.sec.gov/Archives/edgar/data/1639953/000110465920008942/tm206270d2_ex12.htm

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbridge, State of Virginia, on February 14, 2020.

Sagoon Inc.

By:	/s/ Govinda Giri
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Govinda Giri
Govinda Giri
Chief Executive Officer and Sole Director
February 14, 2020.

By:	/s/ Govinda Giri
Govinda Giri
Interim Chief Financial Officer and Chief Accounting Officer
February 14, 2020.

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